UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Leidos Holdings, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LEIDOS 2018

Notice of Annual Meeting

of Stockholders and

Proxy Statement

Friday, May 11, 2018 at 9:00 a.m., ET

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Notice of Annual Meeting of Stockholders

Friday, May 11, 2018 9:00 a.m., ET	Leidos Holdings, Inc. 11951 Freedom Drive Reston, Virginia 20190

Items of Business:

1.	To elect twelve directors;

2.	To approve, by an advisory vote, executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018; and

4.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Record Date: March 12, 2018

Audio Webcast:	The meeting will also be audio webcast simultaneously to the public through a link on the Investors section of our website at www.leidos.com.

Annual Report:	The Leidos 2017 Annual Report on Form 10-K and the Leidos Proxy Statement are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT!

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.

BY TELEPHONE Call 1-800-690-6903.	IN PERSON Attend the Annual Meeting in Reston, VA.

By Order of the Board of Directors

Daniel J. Antal Corporate Secretary March 27, 2018

Summary Information

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date:	9:00 a.m. (ET) on May 11, 2018
Place:	Leidos Holdings, Inc. 11951 Freedom Drive Reston, Virginia 20190
Record Date:	March 12, 2018
Voting:	Stockholders as of the record date are entitled to vote.
Attendance:	All stockholders and their duly appointed proxies may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of twelve directors	FOR EACH NOMINEE	5
Advisory vote on executive compensation	FOR	23
Ratification of independent registered public accounting firm	FOR	59

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation
Gregory R. Dahlberg	66	2016	Former Senior Vice President, Washington Operations, Lockheed Martin Corporation; 26th Under Secretary of the Army
David G. Fubini	64	2013	Director Emeritus of McKinsey & Company, Inc.; Senior Lecturer, Harvard Business School
Miriam E. John	69	2007	Former Vice President of Sandia National Laboratories; Member, Defense Science Board
Frank Kendall III	69	2017	Former Under Secretary of Defense for Acquisition, Technology and Logistics
Harry M.J. Kraemer, Jr.	63	1997	Executive Partner, Madison Dearborn Partners, LLC; Professor, Kellogg School of Management at Northwestern University
Roger A. Krone	61	2014	Chief Executive Officer and Chair of the Board
Gary S. May	53	2015	Chancellor of the University of California at Davis
Surya N. Mohapatra	68	2016	Former Chairman, President and Chief Executive Officer, Quest Diagnostic Incorporated
Lawrence C. Nussdorf	71	2010	Chairman and Chief Executive Officer, Clark Enterprises, Inc.
Robert S. Shapard	62	2013	Chief Executive Officer, Oncor Electric Delivery Company LLC
Susan M. Stalnecker	65	2016	Former Vice President, Corporate Productivity and Hospitality, E.I. du Pont de Nemours & Co.
Noel B. Williams	63	2013	Former President of HCA Information Technology & Services, Inc.

Summary Information

Corporate Governance Highlights		Ethics And Corporate Responsibility Highlights
Board Independence

The Leidos Board of Directors has long recognized the importance of creating and maintaining a strong ethical culture and being a good corporate citizen. We are committed to using our time and resources to support people, enrich communities and protect the environment. Leidos maintains an industry-leading ethics and compliance program with comprehensive policies, procedures, training and communications. Since founding the Employee Ethics Council in 1984, our leadership team has placed a premium on behavior and values and our employees proudly reflect these standards through their work and interactions.

Every year, we review progress and impact in areas important to our growth and sustainability, with an emphasis on strengthening our workforce, hiring veterans, reducing our carbon footprint, enhancing our already strong ethics programs and increasing our outreach in the communities where we live and work. We are focused on:

▶    Community: Our strong nonprofit relationships and philanthropic outreach programs are creating more sustainable communities.

▶    Environment: Our environmental services, coupled with our internal stewardship and GHG emission reduction efforts, are creating a healthier world.

▶    Ethics and Compliance: Our strong employee ethical conduct is a cornerstone of our culture and how we operate as a company.

▶    People: Our development and training programs are creating a strong workforce focused on solving the world’s most daunting challenges.

▶    Suppliers and Small Business: Our thousands of suppliers and small businesses are crucial to our success as well as economic growth and prosperity.

▶ Independent Directors	12 of 13
▶ Lead Director	Lawrence C. Nussdorf
▶ Mandatory Retirement Age	75
Director Elections
▶ Annual Board Elections
▶ Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
▶ Full Board Meetings	7
▶ Independent Director Only Sessions	6
Board Committee Meetings in Last Fiscal Year
▶ Audit	7
▶ Classified Business Oversight	2
▶ Ethics & Corporate Responsibility	3
▶ Finance	4
▶ Human Resources & Compensation	6
▶ Innovation & Technology	3
▶ Nominating & Corporate Governance	4
Evaluating and Improving Board Performance
▶ Annual Board and Committee Assessments
▶ Annual Review of Independence of Board
▶ Board Orientation/Education Programs
Aligning Director and Stockholder Interests
▶ Director and Executive Stock Ownership Guidelines
▶ Annual Equity Grant to Non-Employee Directors
Governance Policies and Practices
(available at www.leidos.com)
▶ Corporate Governance Guidelines
▶ Code of Business Conduct of the Board of Directors
▶ Code of Conduct for Employees
▶ Charters for Board Committees
▶ Chair of the Board Position Description
▶ Independent Lead Director Position Description

Compensation Philosophy

We seek to closely align the interests of our executives with the interests of our stockholders. Our compensation programs are designed to:

▶    pay for performance by tying a substantial majority of an executive’s compensation to the achievement of specific performance measures;

▶    provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

▶    target total direct compensation at approximately the median among companies with which we compete for executive talent;

▶    enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

▶    require our executives to own a significant amount of our stock;

▶    avoid incentives that encourage unnecessary or excessive risk-taking; and

▶    compete effectively for talented executives who will contribute to our long-term success.

LEIDOS HOLDINGS, INC.

Proxy Statement

LEIDOS HOLDINGS, INC.

11951 Freedom Drive

Reston, Virginia 20190

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 11, 2018

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Leidos Holdings, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the company’s office at 11951 Freedom Drive, Reston, Virginia, on Friday, May 11, 2018, at 9:00 a.m. ET. and at any and all adjournments, postponements or continuations of the meeting. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about March 27, 2018.

Information About Voting Rights and Solicitation of Proxies

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of March 12, 2018 are entitled to notice of, and to vote at, the annual meeting. As of March 12, 2018, there were 151,653,989 shares of common stock outstanding.

We have no other class of capital stock outstanding. A list of stockholders entitled to vote at the meeting will be available for inspection at 11951 Freedom Drive, Reston, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification. Your admission ticket is:

▶	Attached to your proxy and voting instruction card if you received your proxy materials in the mail;
▶	Can be printed from the online voting site; or

▶	A letter or a recent account statement showing your ownership of our common stock as of the record date, if you hold shares through a bank or a broker.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of March 12, 2018 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

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Information About Voting Rights and Solicitation of Proxies

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of March 12, 2018,

on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee and cumulative voting applies only to the election of directors.

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our

Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

▶	FOR all of the company’s nominees to the Board;

▶	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

▶	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.

By Telephone: Call 1-800-690-6903.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: Attend the meeting at the company’s office at 11951 Freedom Drive, Reston, Virginia 20190, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

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Information About Voting Rights and Solicitation of Proxies

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

What are the voting deadlines?

For shares not held in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. ET on May 10, 2018. For shares held in the

Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. ET on May 8, 2018.

How are the shares held by the Leidos Retirement Plan voted?

Each participant in the Leidos Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the Leidos Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the Leidos Retirement Plan. The Trustee will vote all shares held in the Leidos Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received.

The Trustee’s duties with respect to voting the common stock in the Leidos Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of our Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Matrix Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Matrix will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Matrix on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with Computershare, our transfer agent, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email.

Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

2018 Proxy Statement    |    3

Information About Voting Rights and Solicitation of Proxies

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current

Report on Form 8-K to be filed with the SEC within four business days of the annual meeting

Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about March 27, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The proxy statement and annual report are available at www.proxyvote.com.

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Proposal 1 — Election of Directors

At the annual meeting, twelve directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors (the “Board”) based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board, all of the nominees are able and willing to serve. Each nominee has consented to be named in this proxy statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2018 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of our company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this proxy statement.

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Proposal 1 — Election of Directors

GREGORY R. DAHLBERG Director Since 2016 Age: 66 Leidos Committees: Classified Business Oversight Ethics & Corporate Responsibility Finance

Mr. Dahlberg has over 35 years of experience at the senior levels of government and industry. Most recently, he served as Senior Vice President for Washington Operations between 2009 and 2015 at Lockheed Martin Corporation, an aerospace, defense, security and technology company. Mr. Dahlberg was confirmed as the 26th Under Secretary of the Army in 2000 and served as the Acting Secretary of the Army in early 2001. Mr. Dahlberg previously served in various senior staff positions at the House Appropriations Committee for over 20 years, including eight years as the Minority Staff Director of the House Defense Appropriations Subcommittee with jurisdiction over funding of Department of Defense and intelligence agency programs. He also assisted in conceptualizing and authoring the landmark Budget Enforcement Act of 1990. Mr. Dahlberg is currently President of Dahlberg Strategic, LLC, a Washington, DC-based aerospace and defense sector consulting firm.

Mr. Dahlberg’s extensive background as an executive in government and in the defense industry with detailed knowledge of our customer base and governmental decision making and budgeting practices provides our Board with experience that is directly relevant to our business as a government contractor.

DAVID G. FUBINI Director Since 2013 Age: 64 Leidos Committees: Finance Human Resources & Compensation	Current Public Directorships: Bain Capital Specialty Finance, Inc. Former Directorships During Past 5 Years: Compuware Corporation

Mr. Fubini is a Senior Lecturer at Harvard Business School and a Director Emeritus at McKinsey & Company, a consulting company. Previously, he was a Senior Director of McKinsey where he worked for over 33 years. He was McKinsey’s Managing Director of the Boston Office, the past leader of the North American Organization Practice and the founder and leader of the Firm’s Worldwide Merger Integration Practice.

Mr. Fubini’s expertise in architecting and executing organizational transformations, his extensive involvement in a wide array of corporate transactions and his executive management experience at McKinsey offer valuable insights to our Board.

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Proposal 1 — Election of Directors

MIRIAM E. JOHN Director Since 2007 Age: 69 Leidos Committees: Classified Business Oversight Human Resources & Compensation (Chair) Innovation & Technology Nominating & Corporate Governance

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, after serving from 1982 to 2006 in a number of managerial and technical roles, most recently of which was as Vice President of Sandia’s California Division. Dr. John is a member of the Department of Defense’s Defense Science Board and Vice Chairman of its Threat Reduction Advisory Committee. She was elected to the American Association for the Advancement of Science Committee on Science and Public Policy and is the past chair of the National Academies’ Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab. She is a Senior Fellow and past Chair of the California Council on Science and Technology. She has also been elected a National Associate of the National Academies and is the recipient of the Navy’s Superior Public Service Award and the Department of Defense’s Eugene G. Fubini Award for her significant and sustained contributions in an advisory capacity to the Department.

Dr. John is a highly respected scientist, speaker and consultant on both technical and leadership topics and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security, energy and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide critical perspectives on technical, national security and organizational issues important to our business.

FRANK KENDALL III Director Since 2017 Age: 69 Leidos Committees: Classified Business Oversight Innovation & Technology Nominating & Corporate Governance

Mr. Kendall has over 40 years of experience in engineering, management, defense acquisition, and national security affairs in private industry, government, and the military. From 2012 to 2017, Mr. Kendall served as the Under Secretary of Defense for Acquisition, Technology and Logistics. He has been a consultant to defense industry firms, non-profit research organizations, and the Department of Defense in the areas of strategic planning, engineering management, and technology assessment. Mr. Kendall was Vice President of Engineering for Raytheon Company. He was also a Managing Partner at Renaissance Strategic Advisors, a Virginia-based aerospace and defense sector consulting firm.

Our Board believes that Mr. Kendall’s vast experience in government and the defense industry, his knowledge of military affairs and his technical, business and strategic planning background provide our Board with unique insights into key areas of our business as a provider of services and solutions to U.S. government customers, as well as international governments and broader commercial markets.

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Proposal 1 — Election of Directors

HARRY M.J. KRAEMER, JR. Director Since 1997 Age: 63 Leidos Committees: Audit (Chair) Finance	Current Public Directorships Dentsply Sirona VWR International Former Directorships During Past 5 Years Catamaran Corporation

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from 2000 until 2004, as Chief Executive Officer of Baxter from 1999 until 2004, and as President of Baxter from 1997 until 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from 1993 to 1997.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

ROGER A. KRONE Chair of the Board Director Since 2014 Age: 61 Leidos Committees: Classified Business Oversight Ethics & Corporate Responsibility	Current Public Directorships BorgWarner Inc.

Roger A. Krone has served as our Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as our Chief Executive Officer, Mr. Krone served as President of Network and Space Systems for The Boeing Company since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics. Mr. Krone is also a certified public accountant (inactive).

Mr. Krone’s in-depth knowledge of our industry gained by decades of experience in a variety of roles at leading companies provide valuable insights and leadership for our Board. In addition, our Board believes that the Chief Executive Officer should serve on the Board to help communicate the Board’s priorities to management and management’s perspective to the Board.

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Proposal 1 — Election of Directors

GARY S. MAY Director Since 2015 Age: 53 Leidos Committees: Ethics & Corporate Responsibility Human Resources & Compensation Innovation & Technology (Chair)

Dr. May has served as the 7th Chancellor of the University of California at Davis since August 2017. He previously served as the Dean of the College of Engineering at the Georgia Institute of Technology from June 2011 through July 2017. Prior to this, Dr. May served as the Chair of the School of Electrical and Computer Engineering from 2005 to 2011 and was the executive assistant to Georgia Tech President G. Wayne Clough from 2002 to 2005. Dr. May was a National Science Foundation and an AT&T Bell Laboratories graduate fellow and has worked as a member of the technical staff at AT&T Bell Laboratories. He is a member of the National Advisory Board of the National Society of Black Engineers.

Dr. May is a distinguished researcher in the field of computer-aided manufacturing of integrated circuits (IC). He has authored over 200 articles and technical presentations in the area of IC computer-aided manufacturing and has been honored with numerous awards and distinctions for his work. As an accomplished engineer with leadership experience at a prominent academic institution and expertise in areas relevant to our business, Dr. May provides special insight and perspectives that the Board views as important to us as a leading science and technology company.

SURYA N. MOHAPATRA Director Since 2016 Age: 68 Leidos Committees: Human Resources & Compensation Innovation & Technology Nominating & Corporate Governance	Current Public Directorships Xylem Inc.

Dr. Mohapatra has held senior leadership positions in the health care industry for more than 30 years, most recently as the Chairman, President and Chief Executive Officer of Quest Diagnostics Incorporated, a leading provider of diagnostic testing, information and services where he had been a senior executive since 1999. Dr. Mohapatra is a past Board member of the ITT Corporation and is currently a member of the board of Xylem Inc., a leading global water technology and transport company. He is also a Trustee of The Rockefeller University and an Executive in Residence at the Columbia Business School.

Our Board believes that Dr. Mohapatra’s extensive executive leadership experience in the health care industry and service on other major public company boards provides valuable perspectives to our Board.

2018 Proxy Statement    |    9

Proposal 1 — Election of Directors

LAWRENCE C. NUSSDORF Lead Director Director Since 2010 Age: 71 Leidos Committees: Audit Finance Nominating & Corporate Governance (Chair)	Former Directorships During Past 5 Years Pepco Holdings, Inc.

Mr. Nussdorf is Chairman and Chief Executive Officer Clark Enterprises, Inc., a privately held company with extensive interests in real estate, private equity and traditional investments. He previously served as President and Chief Operating Officer of Clark Enterprises from 1998 to 2015 and as Vice President and Treasurer of Clark Construction Group, LLC from 1977 through 2015.

Trained as an attorney and CPA, Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board. He is an “audit committee financial expert” as defined in SEC rules.

ROBERT S. SHAPARD Director Since 2013 Age: 62 Leidos Committees: Audit Finance (Chair)

Mr. Shapard has served as Chief Executive Officer of Oncor Electric Delivery Company LLC, a transmission and distribution electric utility, since April 2007. He also served as Chairman of the Board from 2007 to 2015. He previously served as a strategic advisor to Oncor, helping to implement and execute growth and development strategies. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was Executive Vice President and Chief Financial Officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses.

As an experienced executive in the energy industry, Mr. Shapard brings to our Board a unique perspective on issues that are important to our business. In addition, his previous experience as a Chief Financial Officer provides expertise critical to his role as Chair of our Board’s Finance Committee and as a member of the Audit Committee. He is an “audit committee financial expert” as defined by SEC rules.

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Proposal 1 — Election of Directors

SUSAN M. STALNECKER Director Since 2016 Age: 65 Leidos Committees: Audit Finance

Ms. Stalnecker was employed by E.I. du Pont de Nemours & Co., a science and engineering company, from 1977 to 2016, serving in numerous senior roles during her tenure, including 10 years as Vice President and Treasurer and most recently as Vice President, Corporate Productivity and Hospitality. Ms. Stalnecker previously served on the board of directors of PPL Corporation, a public holding company of PPL Electric Utilities Corporation from December 2001 to January 2009, and on the board of trustees of Duke University from 2003 to 2015. She currently serves on the board of directors and audit committee at Duke University Health System, Inc. She also serves on the board of Macquarie Optimum Funds where she is on the Audit Committee.

Ms. Stalnecker brings to our Board diverse business experience, including financial acumen important to our Board’s Finance and Audit Committees. She is an “audit committee financial expert” as defined by SEC rules.

NOEL B. WILLIAMS Director Since 2013 Age: 63 Leidos Committees: Ethics & Corporate Responsibility (Chair) Human Resources & Compensation

Ms. Williams is the retired President of HCA Information Technology & Services, Inc., a wholly owned subsidiary of Nashville-based HCA (Hospital Corporation of America). Ms. Williams has over 35 years of experience in healthcare IT. She spent 30 years in HCA’s Information Service Department in a variety of positions. Ms. Williams has previously served on the boards of Franklin Road Academy, the United Way of Middle Tennessee, The Nashville Alliance for Public Education, the National Alliance for Health Information Technology (NAHIT), The HCA Foundation and the American Hospital Association Working Group for Health IT Standards. Ms. Williams is an Emeritus member of the Vanderbilt University School of Engineering Committee of Visitors and a member of the Leadership Nashville class of 2010. She also served as an adjunct professor in the Owen School of Management of Vanderbilt University for several years.

Ms. Williams brings to our Board extensive leadership experience in healthcare information technology and provides insights and perspectives that our Board views as important to us as a provider of information technology services and solutions.

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Corporate Governance

Corporate Governance Guidelines

Our Board recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.”

Director Independence

The Board annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board determined that all directors are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment, except for Roger A. Krone because of his role as our Chief Executive Officer.

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of

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expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

▶	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;

▶	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;

▶	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

▶	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

▶	benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

▶	a majority of directors must meet the independence criteria established by the Board;

▶	based upon the desired number of 7 to 14 directors, no more than three directors may be an employee of ours;

▶	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and

▶	no director nominee may be a consultant to us.

The Board expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the boards of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board.

In addition to the Board’s annual self-evaluation process to assess the effectiveness of the Board and its Committees, the Board will periodically engage an independent third party to facilitate a comprehensive assessment of the Board’s effectiveness to continuously improve governance and support the company’s performance.

Board Leadership Structure

The Board is currently led by Roger A. Krone as Chair and Lawrence C. Nussdorf as independent Lead Director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the Nominating and Corporate Governance Committee nominates an independent director to serve as “Lead Director,” who then must be approved by a majority of the independent directors.

The Lead Director has specifically delineated duties, which include:

▶	reviewing and approving meeting agendas and the annual schedule of meetings;

▶	providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;

▶	calling and chairing all meetings of the independent directors and apprising the Chair of the issues considered, as appropriate;

▶	presiding, in the Chair’s absence, at Board meetings and the annual meeting of stockholders;

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▶	helping the Chair facilitate full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

▶	being authorized to attend all committee meetings, as appropriate;

▶	serving as the liaison between the independent directors and the Chair and Chief Executive Officer;

▶	being available for consultation and direct communication with significant stockholders and other interested parties, if requested;

▶	collaborating with the Human Resources and Compensation Committee on the annual performance evaluation of the Chief Executive Officer;

▶	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board and its committees, including the performance of individual directors;

▶	on behalf of the independent directors, retaining such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

▶	performing such other duties as the Board may determine from time to time.

Our Board is committed to strong corporate governance and believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Director. Currently, 12 of our 13 directors are “independent” as defined by the NYSE rules and our Corporate Governance Guidelines. The Board’s Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance and Innovation and Technology Committees are each comprised entirely of independent directors.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures, data security risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Finance Committee oversees financial, capital investment and insurance risks. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior management that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This committee reports regularly to the Audit Committee, and annually to the full Board, on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings

During fiscal 2017, the Board held seven meetings of the entire Board. The independent directors met six times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Nussdorf, the independent Lead Director, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2017, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. In addition, all directors attended the 2017 annual meeting of stockholders. It is our policy to encourage all directors to attend our annual meeting.

Board Committees

The Board has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Finance, Human Resources and Compensation, Innovation and Technology and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.leidos.com by clicking on the links entitled “Investors,” “Corporate Governance” and then “Board Committees.”

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Corporate Governance

Listed below are the members of each of the seven standing committees as of the date of this proxy statement:

	Audit	Classified Business Oversight	Ethics & Corporate Responsibility	Finance	Human Resources & Compensation	Innovation & Technology	Nominating & Corporate Governance
Gregory R. Dahlberg
David G. Fubini
Miriam E. John
John P. Jumper
Frank Kendall III
Harry M.J. Kraemer, Jr.
Roger A. Krone
Gary S. May
Surya N. Mohapatra
Lawrence C. Nussdorf
Robert S. Shapard
Susan M. Stalnecker
Noel B. Williams
Committee Chair Audit Committee Financial Expert

Committee Responsibilities

Following are descriptions of the primary areas of responsibility for each of the seven standing committees:

Audit Committee	Number of Meetings in Last Fiscal Year: 7

▶	Appoints and evaluates independent auditor and approves fees;

▶	Pre-approves audit and permitted non-audit services;

▶	Reviews any audit problems;

▶	Reviews adequacy of internal controls over financial reporting and disclosure controls and procedures;

▶	Reviews and updates the internal audit plan;

▶	Reviews any significant risks and exposures and steps taken to minimize risks;

▶	Reviews quarterly and annual financial statements prior to public release;

▶	Reviews critical accounting policies or changes in accounting policies; and

▶	Reviews periodically legal matters that may impact the financial statements.

Classified Business Oversight Committee	Number of Meetings in Last Fiscal Year: 2

▶	Reviews policies, processes, procedures, training and risk review activities applicable to our classified business activities;

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▶	Reviews reports from management on particular classified projects involving significant performance, financial or reputational risks; and

▶	Reviews other classified business issues that the Board or management would like the Committee to review.

Ethics & Corporate Responsibility Committee	Number of Meetings in Last Fiscal Year: 3

▶	Oversees ethical responsibilities of employees and consultants under our policies and procedures;

▶	Reviews policies and procedures addressing the resolution of conflicts;

▶	Reviews procedures for the receipt, retention and treatment of complaints regarding violations of our policies related to ethical conduct and legal compliance;

▶	Monitors the effectiveness of our ethics, compliance and training programs and related administrative policies; and

▶	Reviews policies and practices in the areas of corporate responsibility including such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

Finance Committee	Number of Meetings in Last Fiscal Year: 4

▶	Reviews and makes any necessary recommendations to the Board and management concerning:

–	capital structure, issuance of equity and debt securities and the incurrence of indebtedness;

–	payment of dividends and stock repurchases;

–	financial projections and guidance;

–	general financial planning, cash flow and working capital management, capital budgeting and expenditures;

–	tax planning and compliance;

–	mergers, acquisitions and strategic transactions; and

–	investor relations programs and policies.

Human Resources & Compensation Committee	Number of Meetings in Last Fiscal Year: 6

▶	Determines CEO compensation and approves compensation of our other executive officers;

▶	Exercises all rights, authority and functions under our stock, retirement and other compensation plans;

▶	Approves non-employee director compensation;

▶	Reviews and approves an annual report on executive compensation for inclusion in our proxy statement;

▶	Reviews compensation risk; and

▶	Periodically reviews our human resources strategy, policies and programs.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant serves the Committee in an advisory role only and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

▶	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

▶	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

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▶	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

▶	reviewing the Compensation Discussion and Analysis for our Proxy Statement.

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Human Resources and Compensation Committee.

Innovation & Technology Committee	Number of Meetings in Last Fiscal Year: 3

▶	Reviews technology capabilities and provides guidance on our technology and innovation strategy;

▶	Assesses our technical workforce and its suitability for meeting our needs;

▶	Reviews and advises on our research and development expenditure plans;

▶	Assists the Board in overseeing investments in science and technology;

▶	Assesses science and technology trends and how we could take advantage of emerging technologies; and

▶	Reviews the effectiveness of our internal research and development program as a driver of innovation and entrepreneurship.

Nominating & Corporate Governance Committee	Number of Meetings in Last Fiscal Year: 4

▶	Evaluates, identifies and recommends director nominees;

▶	Reviews the composition and procedures of the Board;

▶	Makes recommendations regarding the size, composition and charters of the Board’s committees;

▶	Reviews and develops long-range plans for CEO and management succession;

▶	Develops a set of corporate governance principles;

▶	Recommends an independent director to serve as non-executive Chair of the Board or as Lead Director; and

▶	Develops and oversees an annual self-evaluation process of the Board and its committees.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described in this proxy statement beginning on page 12 and our current and future needs.

When vacancies on the Board are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received. The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board with its recommendations. The Board then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

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Corporate Governance

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws.

Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director without inclusion in our Proxy Statement, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later.

In April 2016, our board adopted a proxy access bylaw. Under Section 3.03(c) of our bylaws, a stockholder or group of stockholders (up to 20) who have owned at least three percent of common stock for at least three years can submit director nominees, limited to the greater of (a) two or (b) 20% of the board, for inclusion in our proxy statement, if the nominating stockholder(s) satisfies the requirements specified in the bylaws. To be timely, the notice must be delivered to the Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that the proxy statement for the annual meeting was sent to stockholders. In the event, however, that the annual meeting is not scheduled to be held within a period that begins 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders, then the notice of nomination must be provided by the later of the close of business on the date that is 180 days prior to the annual meeting or the tenth day following the date such annual meeting is first publicly announced or disclosed.

In each case, such stockholder’s notice must include certain information as provided in our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a mandatory retirement age of 75 for non-employee directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Director Compensation

The Board uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation consultants and recommends to the Board the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service as directors for both Leidos Holdings, Inc. and Leidos, Inc.

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Corporate Governance

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation

Our directors receive a cash retainer for their service on the Board. For fiscal 2017 our directors were paid an annual retainer of $70,000, except that, Mr. Kendall, who joined the Board in June 2017, was paid a pro-rata portion of the annual retainer in the amount of $35,000. The Chairs of the Audit Committee and the Human Resources and Compensation Committee were paid an additional annual retainer of $20,000 and $15,000, respectively. The chair of each other committee of the Board was paid an additional annual retainer of $10,000. The independent Lead Director also receives an additional annual retainer of $25,000. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation

Directors receive annual equity awards under our equity incentive plan. For fiscal 2017, each of our directors received equity awards valued at approximately $150,000, of which two-thirds was in the form of restricted stock units and one-third was in the form of stock options. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans

The directors are eligible to defer all or any portion of their cash retainers or fees or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies

The Board believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock earned from their service on our Board until attaining stock ownership with a value of at least five times the amount of the annual cash retainer. All of our directors currently meet this requirement. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2017.

Name(1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	Total ($)
Gregory R. Dahlberg	$98,000	$100,025	$49,508	$247,533
David G. Fubini	$100,000	$100,025	$49,508	$249,533
Miriam E. John	$127,000	$100,025	$49,508	$276,533
John P. Jumper	$117,000	$100,025	$49,508	$266,533
Frank Kendall III	$51,000	$100,008	$49,678	$200,686
Harry M.J. Kraemer, Jr.	$127,000	$100,025	$49,508	$276,533
Gary S. May	$119,250	$100,025	$49,508	$268,783
Surya N. Mohapatra	$104,000	$100,025	$49,508	$253,533
Lawrence C. Nussdorf	$157,000	$100,025	$49,508	$306,533
Robert S. Shapard	$123,000	$100,025	$49,508	$272,533
Susan M. Stalnecker	$104,000	$100,025	$49,508	$253,533
Noel B. Williams	$117,000	$100,025	$49,508	$266,533

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(1)	Roger A. Krone, our Chief Executive Officer, is not included in this table because he did not receive additional compensation for his services as a director.

(2)	Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Dr. John, Mr. Kendall and Mr. Kraemer elected to defer all of their fees earned in fiscal 2017 into our Keystaff Deferral Plan.

(3)	Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 15 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on February 23, 2018. For fiscal 2017, each of our non-employee directors received restricted stock units with a grant date fair value of approximately $100,000. The directors are eligible to defer such awards into our Key Executive Stock Deferral Plan. Mr. Kendall and Mr. Kraemer elected to defer all of their restricted stock units earned in fiscal 2017 into our Key Executive Stock Deferral Plan.

At the end of fiscal 2017, the following non-employee directors held the following number of unvested stock units, including unvested stock units in our Key Executive Stock Deferral Plan:

Name	Unvested stock units (#)
Gregory R. Dahlberg	1,898
David G. Fubini	1,898
Miriam E. John	1,898
John P. Jumper	1,898
Frank Kendall III	1,771
Harry M.J. Kraemer, Jr.	1,898
Gary S. May	1,898
Surya N. Mohapatra	1,898
Lawrence C. Nussdorf	1,898
Robert S. Shapard	1,898
Susan M. Stalnecker	1,898
Noel B. Williams	1,898

(4)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to directors in fiscal 2017 vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant.

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During fiscal 2017, our non-employee directors were each issued options to purchase shares of our common stock, with a grant date fair value of approximately $50,000. At the end of fiscal 2017, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options (#)
Gregory R. Dahlberg	9,981
David G. Fubini	42,333
Miriam E. John	56,316
John P. Jumper*	68,310
Frank Kendall III	4,669
Harry M.J. Kraemer, Jr.	56,316
Gary S. May	24,134
Surya N. Mohapatra	9,981
Lawrence C. Nussdorf	51,326
Robert S. Shapard	42,333
Susan M. Stalnecker	9,981
Noel B. Williams	42,333

* Some of the stock options held by Mr. Jumper were earned in his capacity as our Chief Executive Officer.

Related Party Transactions

The Board has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2017 in which any related party had a direct or indirect material interest.

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Corporate Governance

Communications with the Board of Directors

Stockholders and other interested parties may communicate with any of the independent directors, including Committee Chairs and the Lead Director, by using the following address:

Leidos Holdings, Inc.

Office of the Corporate Secretary

11951 Freedom Drive

Reston, Virginia 20190

Each communication should specify the intended recipient(s). The Office of the Corporate Secretary will initially process the communications, summarize lengthy or repetitive communications and forward them to the applicable member(s) of the Board as appropriate. Communications may also be referred to other departments within the Company for action and resolution. The Company will refrain from forwarding to the Board any communication that it determines to be primarily commercial in nature, mass mailings, resumes or job inquiries, any communication that relates to an improper or irrelevant topic, or that requests general information about the Company.

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Proposal 2 — Advisory Vote on Executive Compensation

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (“CD&A”), which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

▶	pay for performance by tying a substantial majority of an executive’s compensation to the achievement of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and position the company for long-term success;

▶	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

▶	target total direct compensation at approximately the median among companies with which we compete for executive talent;

▶	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

▶	require our executives to own a significant amount of our stock;

▶	avoid incentives that encourage unnecessary or excessive risk-taking; and

▶	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee of the Board believes that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board or the Human Resources and Compensation Committee of the Board. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this proposal. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding on the Board.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

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Compensation Discussion & Analysis

This Compensation Discussion and Analysis and the tables and narrative that follow provide important information about our executive compensation programs for the prior fiscal year. In this proxy statement, the term “named executive officers” refers to the following executive officers during fiscal 2017:

▶	Roger A. Krone—Chief Executive Officer

▶	James C. Reagan—Executive Vice President and Chief Financial Officer

▶	Timothy J. Reardon—President, Defense & Intelligence Group

▶	Jonathan W. Scholl—President, Health Group

▶	Angela L. Heise—President, Civil Group

▶	Vincent A. Maffeo—Former Executive Vice President and General Counsel

▶	Michael E. Leiter— Former President, Defense Group

For purposes of this CD&A, the narrative as well as the tables, charts and other graphics below focus on the “active” named executive officers as of the end of the fiscal year. The tabular disclosures (e.g. the Summary Compensation Table) following this CD&A provide data on all of our named executive officers – current and former. The benefits provided to Mr. Leiter upon termination under his Severance Protection Agreement with us, and to Mr. Maffeo upon his retirement, are discussed in the tables and narrative following this CD&A, in the section entitled “Potential Payments upon Termination or a Change in Control.”

In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of the Board of Directors, which is responsible for overseeing the compensation programs for all of our executives.

Executive Summary

Compensation Programs and Our Pay for Performance Philosophy

Our executive compensation programs are designed to align the interests of senior management with stockholders by tying a significant portion of their potential compensation to the achievement of financial performance goals. Our programs are executed according to our pay for performance philosophy, by establishing and paying for achievement of pre-established performance targets that measure revenue, adjusted operating income, total backlog and days working capital–as well as relative total stockholder return.

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Compensation Discussion & Analysis

We designed our annual incentive program to be based 80% on results measured against objective financial targets and 20% on personal performance goals and leadership behaviors. While financial performance is the most significant factor, other factors—such as leadership behaviors based on ethics, integrity, and collaboration—also impact the payout for our annual cash incentive program through the personal performance score. We believe these factors contribute to a top-tier workplace environment, improve our efficiency and effectiveness, help us to win key business opportunities, and ultimately drive long-term value for stockholders. A substantial majority of total target compensation awarded to our named executive officers is in the form of variable, performance-based incentive compensation, with only a small portion of the total potential compensation provided in the form of “fixed” compensation in the form of base salary, as shown below for our most recent fiscal year:

The pay mix charts above are solely based on target compensation. Target compensation consists of the annual rate of base salary and the short-term and long-term incentive targets approved by the Committee in February 2017. More information about the different elements that comprise our variable incentive compensation programs, the performance measures that we use to motivate our executives and the compensation mix for each of our active named executive officers is provided in the following pages.

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Compensation Discussion & Analysis

Business Performance and Compensation Highlights for Fiscal 2017

Our performance in 2017 met or exceeded our expectations in several respects, with many operational successes resulting in overall strong financial results. We continued to integrate our businesses following a major acquisition in 2016, and our employees stayed focused on delivering services for our customers while becoming leaner and more agile as an organization and improving our profitability. As specifically measured by our annual cash incentive award metrics for fiscal 2017, however, our results were mixed. While our adjusted operating income results significantly exceeded our target, reflecting strong execution across our businesses and diligent efforts in driving cost synergies, our backlog was slightly below our target, and we underperformed against our stretch days working capital goals. During fiscal 2017, we achieved 113% of our adjusted operating income target, 96% of our backlog target, and 75% of our days working capital target at the enterprise level:

Business Performance: Enterprise

Target vs. Actual

We believe that our performance on these metrics—which resulted in the payment of cash incentives slightly below target for each of our active named executive officers, except for Mr. Scholl, who was paid slightly above target—demonstrates the alignment of pay and performance in our executive compensation programs. Pay for performance alignment is also reflected in other specific compensation decisions described in this CD&A, including:

▶	All of our fiscal 2017 long-term incentives were performance based, with each of our named executive officers receiving 50% of their long-term incentives in the form of three-year performance share program awards, 30% in the form of performance restricted stock units (PRSUs), and 20% in the form of stock options.

▶	The vesting and payout levels for our performance share awards are based on achievement of a relative total stockholder return metric (weighted 50%) and an adjusted operating income goal (weighted 50%), with both metrics measuring cumulative results over a three-year performance period.

▶	The PRSUs granted in 2017 will vest over four years (25% on each anniversary of grant date) but are subject to forfeiture in totality if we fail to meet our revenue goal for the first year.

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Compensation Discussion & Analysis

Compensation Governance

Other aspects of our compensation program are intended to further align our executives’ interests with stockholders. Below is a list of our current compensation practices to help support this alignment:

Checklist of Compensation Practices

What We Do		What We Don’t Do
☑	Award significant majority of pay as performance-based and not guaranteed	☒	No special or supplemental pension, health or death benefits for executives

☑	Mitigate undue risk in compensation programs by performing annual risk assessments	☒	No excise tax gross-ups

☑	Condition acceleration of equity on “double-trigger” change in control provisions in award agreements	☒	No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements

☑	Prohibit pledging, hedging and short sales of company stock by executive officers and directors	☒	No executive perks

☑	Provide change in control severance protection in line with best practices	☒	No discounting, reloading, or re-pricing stock options without stockholder approval

☑	Clawback policy to recover both cash and equity incentives in case of a financial restatement or misconduct

☑	Require executives to hold a percentage of equity (net-of-taxes)

Stockholder Advisory Vote

At our last annual stockholders’ meeting in May 2017, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices during fiscal 2017, we considered the support our stockholders expressed for our pay for performance compensation philosophy and that influenced our decision not to make any significant changes to our executive compensation programs this year. We continued to emphasize short- and long-term incentive compensation, targeted at competitive market median levels, with a substantial majority of total compensation based on the achievement of financial performance goals designed to deliver value for our stockholders.

At our 2017 annual meeting of stockholders, our stockholders expressed a preference for an annual advisory vote on executive compensation, in accordance with our Board’s recommendation. Accordingly, we expect to continue holding an advisory stockholder vote on the compensation of our named executive officers each year.

Elements and Objectives of Our Compensation Program

The following principal elements of compensation are provided under our executive compensation program to our named executive officers:

Base Salary. Consistent with our philosophy of tying pay to performance, our executives receive a minority portion of their overall compensation in the form of base salary. In order to effectively attract and retain talented executives, we provide a fixed base salary to our executive officers that is competitive with peer company data based on their respective levels of responsibility, expertise, skills, knowledge and experience.

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Compensation Discussion & Analysis

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to drive and reward performance in key areas over different time frames. Our annual cash incentive awards were designed to measure performance against pre-determined goals established for the fiscal year in order to encourage and to reward contributions to our annual financial, operating and strategic objectives. We provided long-term equity incentive awards to our executive officers to motivate them to stay with us and build stockholder value through their future performance, and we do not generally consider an executive officer’s current stock holdings or outstanding equity awards in making annual grants. The following chart summarizes the elements of our compensation program and the relevant performance measures and time frames supporting our base and variable incentive compensation elements for fiscal 2017:

Pay Element	Description and Purpose	Time Period	Metrics
Base Pay	▶ Fixed cash compensation recognizing individual performance, time in role, scope of responsibility, leadership skills and experience.	1 Year	▶ Pay aligned to experience and job scope, targeted to median of applicable market data

▶ Reviewed annually and adjusted when appropriate.

Short-Term	▶ Variable compensation based on performance against annually established targets and individual performance; payable in cash.	1 Year	▶ Financial (80%) (each goal = maximum score of 150%) Adjusted Operating Income (40%) Total Backlog (25%) Days Working Capital (15%)

	▶ Designed to reward executives for annual performance on key operational and financial measures, as well as individual performance.		▶ Personal (20%) Personal Achievements - Score of 0% to 200% based on individual leadership behaviors and achievement of personal goals

Long-Term

Performance Shares	▶ Distributed in the form of shares of Leidos common stock based on the achievement of financial results	3 Years	▶ Adjusted Operating Income (50%) Relative Total Stockholder Return (50%)

Performance Restricted Stock Units (PRSUs)	▶ Designed to drive sustainable performance that delivers long-term value to stockholders and directly ties the interest to those stockholders; distributed in the form of shares of Leidos common stock	4 Years	▶ One-year Revenue Goal (100%) must be met for first year for Units to be eligible for vesting

Stock Options	▶ Rewards longer-term stock price appreciation	7 Years	▶ Stock Price (100%)

Other Benefits. We provide our executive officers with benefits generally available to our other employees, such as participation in our health, benefit and retirement programs. Our executive officers are also entitled to certain benefits (described in the section entitled “Potential Change in Control and Severance Benefits”) if their employment is terminated following a change in control.

Considerations in Determining Direct Compensation

In determining the amounts of direct compensation (base salary, annual and long-term incentives) to be awarded to our executive officers, we considered the company’s overall performance, the performance of operating units under the

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Compensation Discussion & Analysis

executive officer’s management, individual performance as measured against performance goals and criteria, and competitive market data for our compensation peer group as well as third-party survey data for general industry and the technology industry. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year. Executive officers do not propose their own compensation.

At the beginning of each fiscal year, the Committee reviews and approves:

▶	the amount of base salary and target incentive opportunities to be provided for the upcoming year;

▶	the payout range for the annual cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amounts of the awards will be determined;

▶	the payout range for performance share awards that may be earned for the performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the awards for the relevant performance period will be determined; and

▶	the mix and amount of equity incentive awards (including performance share awards, performance restricted stock units and stock options) to be granted to our executive officers.

In approving payout ranges for our incentive programs, we determine the levels of performance that must be achieved in order to receive a threshold, target and maximum payout amount. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and the number of performance shares, if any, that are earned based upon the achievement of the predetermined performance goals and criteria for the performance cycle just completed.

Company and Operational Sector Performance

Our overall enterprise performance (or a combination of company enterprise and business group performance for executive officers with operational responsibilities) determines 80% of the amount of any annual cash incentive awards and 100% of any performance share program awards and PRSUs earned during the prior fiscal year. Amounts are principally determined based upon the company’s or group’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when appropriate.

Individual Performance

The maximum score for performance on any of the financial metrics for the cash incentive awards and the performance share program awards is 150%. The revenue metric for the PRSUs is a hurdle that, when met, results only in continued vesting of the PRSUs; results for this metric do not result in an adjustment to the amount of the PRSUs. Individual performance is a factor in setting base salaries, and individual leadership behaviors and the achievement of personal goals determine 20% of the target amount of any annual cash incentive award to be paid upon completion of the fiscal year for all of our named executive officers. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer for the other named executive officers.

The Committee also considers market data and information provided by its independent compensation consultant. In addition, in determining annual incentive amounts, the Committee considers whether the executive officer has achieved predetermined personal goals applicable to his or her organization, and the way in which those personal goals were achieved, as demonstrated through leadership behaviors.

Personal performance goals and leadership behaviors relate to ethics and integrity, maintaining a top-tier workplace environment, collaboration, customer satisfaction and retention, business development in strategic areas and other leadership, financial and operating goals as appropriate. Personal performance is scored on a range from 0% to 200% with a threshold of 50%. Performance below threshold with respect to personal goals would result in no payout (0%) related to the portion of the cash incentive based on personal performance.

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning

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Compensation Discussion & Analysis

of the fiscal year. Formal input is received from the independent directors and senior management. The Committee also considers the Chief Executive Officer’s general leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership, as well as market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Lead Director and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.

Comparable Market Compensation

The Committee compares the amount of direct compensation that we provide to our executive officers to that provided by companies with whom we compete for executive talent in similar roles and with similar responsibilities. To assist with this effort, the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. ( “FW Cook”), conducts an annual review and benchmarking analysis of each element of target total direct compensation (including salary and cash and equity incentives) provided to our executive officers. In December 2016, FW Cook compared the target compensation provided to members of senior management against that provided by other publicly traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group,” as well as third-party survey data for general industry and the technology industry.

Peer group companies are chosen for having a similar industry focus as ours and for competing with us for talent as well as business and stockholder investment. Furthermore, the compensation peer group is initially structured so that no company within the group has annual revenues smaller than 40% or greater than 250% of ours, or a market capitalization smaller than 20% or greater than 500% of ours.

Our compensation peer group is periodically reviewed and updated to ensure the companies in our peer group are strong business and talent competitors and are comparable in size. In September 2016, the Committee consulted with FW Cook and reviewed the compensation peer group to be used for setting fiscal 2017 target compensation. The Committee removed Chicago Bridge & Iron, Motorola Solutions, ManTech International, Teradata and Tetra Tech from the peer group and added Booz Allen Hamilton, Cognizant Technology, CSRA, Northrop Grumman and Raytheon, as these companies are considered strong business and talent competitors. At the time the peer group for fiscal 2017 was approved, the company was at the 65th percentile for revenue and the 31st percentile for market capitalization as compared to the new peer group.

Our Fiscal 2017 Compensation Peer Group

▶ AECOM Technology	▶ Computer Sciences	▶ Northrop Grumman

▶ Booz Allen Hamilton	▶ CSRA	▶ Orbital ATK

▶ CACI International	▶ Harris	▶ Raytheon

▶ Cerner	▶ Jacobs Engineering	▶ Rockwell Collins

▶ CGI Group	▶ L-3 Communications	▶ SAIC

▶ Cognizant Technology

The Committee considers market data and analysis when evaluating appropriate levels of target total direct compensation. To be competitive in the market for our executive-level talent, we generally will:

▶	target overall compensation for our executive officers at the market median, although the actual cash paid and equity incentive awards earned will vary based on actual financial and individual performance and may therefore generate compensation that is higher or lower than the market median; and

▶	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer or to address retention concerns.

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Compensation Discussion & Analysis

Compensation Mix

The chart below depicts each principal element of target compensation as a percentage of total direct compensation for each of our active named executive officers for fiscal 2017. Total direct compensation is comprised of the approved annual rate of base salary and the target annual cash incentive for fiscal 2017. It also reflects the grant date fair value of long-term equity grants consisting of stock options, PRSUs, and performance shares granted in fiscal 2017.

As indicated above, base salary, which is the only component of “fixed” compensation for our named executive officers, represents a significantly smaller portion of total direct compensation than “variable” or performance-based compensation—representing a range between 13% (for our Chief Executive Officer) and 30%. The allocation of a meaningful portion of compensation to annual cash incentive awards—with target levels ranging from 20% to 24% of total direct compensation—demonstrates our belief that a significant portion of total direct compensation should reflect the actual achievement of predetermined annual company and individual goals. The allocation of a majority of compensation to long-term equity incentives, represented by a mix of performance shares, PRSUs, and stock options—ranging from 46% to 67% of target total direct compensation—reflects our philosophy that the most substantial portion of total compensation should be delivered in the form of equity awards. We do this because we believe that a combination of equity award types, with the ultimate value delivered dependent on attaining pre-established goals or increases in stock price, aligns the interests of our executives with those of our stockholders.

The various amounts of compensation provided to our named executive officers for fiscal 2017 are included in the tables in this Proxy Statement under the caption “Executive Compensation.”

Compensation Decisions for Fiscal 2017

Base Salary

The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above.

In approving the base salaries for our named executive officers and other executive officers for fiscal 2017, the Committee considered its independent consultant’s analysis of pay levels for comparable positions in the compensation peer group based on proxy and survey data. Individual base salary amounts also reflect the Committee’s judgment with respect to each executive officer’s level of responsibility, individual performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns.

At the beginning of fiscal 2017, the Committee approved increases in the base salaries for four of our five active named executive officers in order to bring them closer to the market median. The size of our company significantly increased as a result of our acquisition of the Information Systems and Global Solutions business from Lockheed Martin Corporation in

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Compensation Discussion & Analysis

August 2016 (the “IS&GS Transaction”). The Committee subsequently approved adjustments to our compensation peer group in view of this major change in our company and other industry consolidation involving other companies in the group. As a result, market median based salaries for our reconstituted compensation peer group were higher than previously and base salaries for our active named executive officers were adjusted as follows:

	2016 Salary	2017 Salary	% Increase	$ Increase
Roger A. Krone	$1,000,000	$1,100,000	10%	$100,000
James C. Reagan	$565,000	$585,000	4%	$20,000
Timothy J. Reardon	$470,000	$515,000	10%	$45,000
Jonathan W. Scholl	$535,000	$535,000	—	—
Angela L. Heise	$375,000	$410,000	9%	$35,000

Annual Cash Incentive Awards for Fiscal 2017

We provided annual cash incentive awards to executives for performance during fiscal 2017 based on the achievement of pre-established financial and personal performance goals and other relevant factors. In the first quarter of fiscal 2017, the Committee approved the threshold, target and maximum bonus amounts for each of our active named executive officers at the time, as well as the performance goals, relative weightings and criteria upon which awards would be determined. Following the end of the one-year performance period, the Committee approved the payment of cash incentive awards based upon performance achieved against the pre-established goals and other factors. The Committee did not exercise its discretion to adjust payouts from the formulaically calculated amounts based on pre-established goals.

Performance Measures and Weightings. Our annual cash incentive plan for fiscal 2017 was designed to incentivize and reward both company financial performance and individual contributions to enterprise goals. The intended purpose and relative weightings of the performance goals are shown below:

Financial Goals. Because our financial results are considered the most important factors in setting pay and are objectively measurable, we weight these metrics most heavily and they represent 80% of target payouts. To the extent that performance for a financial metric is less than 80% of target (threshold performance) no bonus amount would be paid with respect to that metric. Potential payout for financial goals ranges from 60% at threshold performance (paid only when at least 80% of the objective is achieved) to 150% at maximum performance (paid when 125% or more of the objective is achieved), interpolated on a straight-line basis. In addition, failure to achieve threshold performance of at least 70% of our annual adjusted operating income goal for the fiscal year would result in no payout for the financial goals portion of the annual cash incentive.

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Compensation Discussion & Analysis

Personal Goals. We believe that individual contributions towards other enterprise goals are responsible for the achievement of our financial goals over time. Such non-formulaic goals represent 20% of any potential payout to encourage individual efforts in an array of management and leadership areas that we believe will ultimately lead to improved financial performance for the company.

Financial Performance Targets and Achievement Levels. The Committee established the performance targets for our annual cash incentive program at the beginning of the fiscal year. For our active executive officers the targeted enterprise financial performance and actual performance for fiscal 2017 were:

(in millions)	Target	Actual	Achievement Level
Adjusted Operating Income (1)	$879 million	$993 million	113.0%
Total Backlog	$18,190 million	$17,476 million	96.0%
Average Days Working Capital (2)	26 days	32 days	75.0%
Weighted Financial Performance Achievement Level:			94.5%

(1)	Adjusted Operating Income is not a measure of financial performance under generally accepted accounting principles (“GAAP”) in the United States. We believe that Adjusted Operating Income provides useful information to management and stockholders as it provides another measure of the company’s profitability after adjusting for the impact of discrete events. A reconciliation of Adjusted Operation Income to the most comparable GAAP measure is set forth below:

(in millions)
GAAP Operating Income	$ 559
Acquisition and Integration Costs	$ 102
Amortization of Intangibles	$ 281
Restructuring Expenses	$ 37
Amortization of Equity Method Investments	$ 14
Adjusted Operating Income	$ 993

(2)	Average Days Working Capital measures the efficiency of our use of capital. A score below target is a positive result.

Determination of Annual Cash Incentive Awards. Target payout amounts for our active named executive officers for fiscal 2017 ranged between 80% and 145% of base salary rates. Actual payout amounts for fiscal 2017 ranged between 79% and 143% of base salary rates.

In evaluating the financial performance for fiscal 2017, the Committee reviewed actual performance results against targeted performance levels. In analyzing personal performance results, the Committee reviewed each individual’s level of achievement and also considered input from the Chief Executive Officer—or the independent directors with respect to the Chief Executive Officer’s compensation. Any circumstance considered relevant by Committee members—or in the case of named executive officers other than the CEO, by the CEO—can be a factor in the determination, including the degree of success, the difficulty of achieving personal performance goals and his or her leadership behavior.

Following the end of the fiscal year, based on the Committee’s review of the financial results, personal performance, and other relevant factors, the Committee determined the amount of compensation payable under our annual cash incentive programs for each of our active named executive officers.

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Compensation Discussion & Analysis

The chart below provides the target annual cash incentive amounts established for each active named executive officer by the Committee, as well as their actual payout amounts. Because we surpassed the adjusted operating income goal threshold of 70% of target by achieving 113%, the Committee approved the payout of awards under the annual incentive plan. Information on all of the annual cash incentive payouts for fiscal 2017 is provided below:

	Target	Payout from Financial Score	Payout from Personal Score	Total Payout
Roger A. Krone	$1,600,000	$1,205,820	$366,850	$1,572,670
James C. Reagan	$555,750	$420,147	$122,265	$542,412
Timothy J. Reardon	$412,000	$298,329	$86,520	$384,849
Jonathan W. Scholl	$428,000	$338,171	$94,160	$432,331
Angela L. Heise	$328,000	$250,074	$72,160	$322,234

Long-Term Incentive Awards

Annual equity awards are granted primarily to motivate future performance and for retention purposes. For fiscal 2017, each active named executive officer received a mix of equity awards comprised of performance shares (50%), stock options (20%) and performance restricted stock units (30%). The grant amounts for the named executive officers were determined based on market data and consideration of each executive officer’s level of experience, position and responsibilities.

Performance Share Awards. For all of our active named executive officers, 50% of the targeted total value of equity awards granted was in the form of three-year performance share awards. Shares will be issued under those awards at the end of the three-year period from fiscal 2017 through fiscal 2019 only to the extent that the company achieves specific financial performance goals as measured over such three-year period.

Consistent with our prior fiscal year’s awards, for fiscal 2017, the Committee set two goals for the performance shares: 50% of the shares granted will vest based on the achievement of adjusted operating income goals, and 50% of the shares granted will vest based on the achievement of relative total stockholder return goals. Performance will be measured on a cumulative basis over the total performance period rather than annually for each year of the performance period.

We use adjusted operating income as a financial goal because it directly aligns with our growth strategy and we believe it is strongly correlated with potential stockholder value. We use total stockholder return because we believe that this metric is also closely aligned with, and a clear measurement of, growth in stockholder value.

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Compensation Discussion & Analysis

The target number of shares for the fiscal 2017 performance shares was determined by dividing the target value approved by the Committee by $53.54, the closing sales price of our common stock on the NYSE on March 2, 2017, the trading day before the grant date of March 3, 2017. The following table sets forth the target number of shares and corresponding target value for performance share awards granted for fiscal 2017, with the three-year performance period ending on December 27, 2019. Details about payout at threshold and maximum performance can be found in the table following this CD&A entitled “Grants of Plan-Based Awards.”

	Target Value	Target Shares
Roger A. Krone	$2,750,000	51,364
James C. Reagan	$658,125	12,293
Timothy J. Reardon	$515,000	9,619
Jonathan W. Scholl	$400,000	7,472
Angela L. Heise	$410,000	7,658

Determination of Performance Shares Earned for the 2015—2017 Performance Period. In December 2014, the Committee established the long-term performance goals for the performance share program measuring the 35-month period beginning in February 2015 (the performance period was truncated by one month due to our transition to a calendar fiscal year in 2015). The vesting and payout for these performance shares was contingent on the achievement of a relative total stockholder return metric (weighted 50%) and an adjusted operating income goal (weighted 50%), with both metrics measuring cumulative results over the 35-month performance period.

At its February 2018 meeting, the Committee approved a payout score of 133% for the 2015 through 2017 performance period. The tables below show the modified adjusted operating income goal at target and the actual results for the 35-month performance period, as well as the relative total stockholder return goals and results:

Payout Level		Achievement of Adjusted Operating Income Goals(1)		Results	% Achieved
No Payout:		Below 50% of 35-Month Operating Income Plan Target:	<$845	$1,959	116%
Threshold Pay:	50%	50% of 35-Month Operating Income Plan Target:	$845
Target Pay:	100%	35-Month Operating Income Plan Target:	$1,689
Maximum Pay:	150%	150% 35-Month Operating Income Plan Target:	$2,534

(1)	As contemplated by our performance share award program when it was adopted by the Committee, our adjusted operating income goals were proportionately adjusted upward to account for the IS&GS Transaction.

Payout Level		Total Stockholder Return Relative to Peer Group Median	Results (1)	% Achieved
No Payout:		Less than 50 percentage points below peer group	60.93%	150%
Threshold Pay:	50%	50 percentage points below peer group
Target Pay:	100%	At peer group median
Maximum Pay:	150%	50 percentage points above peer group

(1)	Our relative TSR score reflects the aggregate change in the 20-day average closing price of our stock compared to the median of our peer group, each as measured at the beginning and end of the three-year performance period plus the value returned to stockholders in the form of dividends, assumed to be reinvested on the distribution date on a pre-tax basis. Our total stockholder return during the three-year period from 2015 to 2017 was 113.65%, compared to 52.72% for the median of our peer group, for a difference of 60.93% resulting in a payout factor of the maximum of 150%.

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Compensation Discussion & Analysis

PRSUs/Restricted Stock Units. Equity awards that vest contingent upon the achievement of pre-established financial goals help to ensure that a significant portion of an executive’s total annual compensation is aligned with our performance and stockholder interests. Certain of our active named executive officers were granted PRSUs that vest 25% each year on the anniversary of the grant date, but are forfeited if we fail to achieve a pre-established performance goal for the first year. The performance goal for fiscal 2017 was $8.0 billion in revenue. This goal was met and therefore the PRSUs will be eligible to vest over four years.

In addition to the regular annual equity awards in 2017, the Committee granted to our Chief Executive Officer, Mr. Krone, an additional, one-time award of PRSUs with a grant date fair value of $750,000 in recognition of his contributions toward the successful acquisition of the Information Systems and Global Solutions business from Lockheed Martin in 2016. This special grant of PRSUs had the same revenue goal as the annual PRSUs described above but vests 100% on the third anniversary of the grant date.

Stock Options. Stock options are an effective means of linking rewards to the creation of stockholder value over a longer term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term. The options vest 25% each year on the anniversary of the grant date and expire on the seventh anniversary of the grant date. The number of option shares granted on March 3, 2017 was determined by dividing the target value of options approved by the Committee by $10.86, the Black-Scholes-Merton option value determined as of February 15, 2017.

Other Benefits

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants’ retirement plan accounts based on a percentage of their “eligible compensation” under applicable rules. We believe that this retirement program permits our executives to save for their retirement in a tax-effective manner.

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. In addition, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer a portion of their eligible salary. The majority of current vested deferred balances under the plans will be paid upon retirement or termination. Beginning on January 1, 2017, all participants in these plans were able to defer to specified date accounts, which pay out in the year specified by the participant, including years prior to termination. These plans are described in more detail under “Nonqualified Deferred Compensation.”

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees.

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Compensation Discussion & Analysis

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

During fiscal 2017, management undertook a risk assessment of our compensation programs, which FW Cook, the Committee’s independent compensation consultant, reviewed. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives or other employees. The factors considered in reaching this conclusion include:

▶	short-term incentive measures that are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

▶	significant weighting towards long-term incentive compensation that promotes long-term decision-making and discourages short-term risk-taking;

▶	maximum payouts that are capped at levels that do not reward excessive risk-taking;

▶	goals that are based on company and group performance measures, which mitigates excessive risk-taking within any particular business unit;

▶	leadership behaviors, such as ethics and integrity, that are specifically addressed in our short-term incentive programs;

▶	our compensation recoupment policy that allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

▶	our stock ownership guidelines that encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive programs in which our named executive officers participate. The Committee set the equity award fiscal 2017 grant dates for new and existing employees, including executive officers, in December 2016. These grant dates were selected to occur after the dates when we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee set quarterly dates on which any additional equity incentive awards could be made to eligible executive officers or other employees in connection with a new hire, a promotion, for retention or otherwise.

The Committee approves all equity awards made to our directors and executive officers. The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our incentive plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines and Policies

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under our established stock ownership guidelines, our named executive officers are required to accumulate and maintain stock holdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all after-tax shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards. In addition to these ownership guidelines, we have also established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities. We believe that these prohibited transactions carry a greater risk of liability for insider trading violations and create an appearance of impropriety. For example, with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. They are also prohibited from holding company securities in a margin account or pledging securities as collateral for a loan. In addition, our executive officers are required to obtain pre-clearance from our General Counsel for all transactions in our securities.

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Compensation Discussion & Analysis

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. Our recoupment policy includes both cash and equity forms of incentive compensation. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro-rata basis, depending on the nature of event and the type of award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control.”

Potential Change in Control and Severance Benefits

We have adopted a severance plan that would provide our executive officers with payments and benefits if their employment is involuntarily terminated by the company or is terminated following an acquisition of our company. These severance benefits are further described in this Proxy Statement under “Executive Compensation—Potential Payments Upon Termination or a Change in Control.” We believe that our severance plan provides an important benefit to us by helping alleviate any concern the executive officers might have when contemplating a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that this plan is an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

Our executive officers, other than Mr. Krone, are employees-at-will and as such do not have any employment agreements with us. Mr. Krone’s employment agreement provides that if his employment is terminated by us for reasons other than cause or by Mr. Krone for good reason, he would receive an amount equal to one times the sum of his base salary and target bonus. Such payment will be subject to Mr. Krone’s agreement to release us from any claims. However, if such termination is within three months prior to a change in control or within 24 months after a change in control, Mr. Krone would receive an amount equal to a maximum of two and one half times the sum of his base salary and target bonus. In addition, Mr. Krone would be entitled to receive payment for certain benefits, outplacement services and vesting of all or a portion of his initial equity awards, depending on whether the termination occurs during a change in control period. The Committee approved these severance benefits after considering the potential costs, as an inducement for Mr. Krone to join the company.

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Compensation Discussion & Analysis

We have described the change in control and other termination benefits offered to Mr. Krone in the section entitled “Executive Compensation—Potential Payment Upon Termination or a Change in Control” in the tables following this CD&A.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended by the recently enacted Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated named executive officers. Prior to the amendment, qualified performance-based compensation was not subject to this deduction limit if certain requirements were met. Under the Tax Cuts and Jobs Act of 2017, the performance-based exception has been repealed with respect to federal income taxes. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. We are continuing to assess the impact of Section 162(m), as amended, on our compensation programs.

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the CD&A included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Miriam E. John (Chair)

David G. Fubini

Gary S. May

Surya N. Mohapatra

Noel B. Williams

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Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to us during fiscal 2017 and, if applicable, the 12-month period ended December 30, 2016, the 11-month period ended January 1, 2016, and the 12-month period ended January 30, 2015:

Name and principal position	Fiscal year ended(1)	Salary($)(2)	Bonus($)	Stock awards($)(3)	Option awards($)(3)	Non-equity incentive plan compen- sation($)(4)	All other compen- sation($)(5)(6)	Total($)

Roger A. Krone	12/29/2017	1,076,923	—	5,373,959	1,183,067	1,572,670	15,090	9,221,709
Chief Executive Officer	12/30/2016	988,462	—	4,243,439	995,298	1,638,000	19,698	7,884,897
	1/1/2016	876,923	—	3,478,358	699,493	1,468,720	12,637	6,536,131
	1/30/2015	493,269	1,860,822	2,732,044	396,498	—	57,792	5,540,425
James C. Reagan	12/29/2017	580,385	—	1,106,646	283,135	542,412	13,442	2,526,020
Executive Vice President,	12/30/2016	561,538	200,000	960,096	254,121	625,964	7,204	2,608,923
Chief Financial Officer	1/1/2016	253,846	150,000	1,169,586	278,308	347,079	5,300	2,204,119
Timothy J. Reardon	12/29/2017	495,577	—	865,948	221,558	384,849	29,485	1,997,417
Group President, Defense	12/30/2016	162,240	—	1,304,649	251,645	570,200	11,091	2,299,825
and Intelligence
Jonathan Scholl	12/29/2017	535,000	—	672,633	172,081	432,331	69,114	1,881,159
Group President, Health
Angela L. Heise	12/29/2017	394,712	—	689,398	176,391	322,234	18,779	1,601,514
Group President, Civil
Vincent A. Maffeo	12/29/2017	380,647	—	756,630	193,596	—	2,035,408	3,366,281
Former Executive Vice	12/30/2016	575,000	—	900,254	190,591	534,250	14,496	2,214,591
President, General	1/1/2016	530,769	—	857,329	157,385	537,488	7,954	2,090,925
Counsel	1/30/2015	574,723	—	374,986	152,162	414,401	13,276	1,529,548
Michael E. Leiter	12/29/2017	118,643	—	—	—	—	3,212,811	3,331,454
Former Executive Vice	12/30/2016	525,000	175,000	720,072	190,591	420,000	13,752	2,044,415
President	1/1/2016	484,615	—	669,005	157,385	380,000	12,421	1,703,426

(1)	Compensation is provided only for fiscal years for which an individual qualified as a named executive officer.

(2)	Amounts in this column include a compensation leave payout in 2017 for Mr. Maffeo in the amount of $48,916 and for Mr. Leiter in the amount of $68,162. Mr. Maffeo’s and Mr. Leiter’s employment with us ended in July 2017 and January 2017, respectively, and therefore the amount in the “Salary” column reflects a partial year of service in fiscal 2017.

(3)	These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include restricted stock units and performance share awards, both of which are subject to performance conditions. Values for all performance share awards are computed based upon the probable outcome of the performance conditions as of the grant date of the award. Assuming the highest level of the performance conditions is achieved, the value of the fiscal 2017 performance shares in the “Stock Awards” column would be as follows: Mr. Krone, $5,745,605; Mr. Reagan, $1,462,513; Mr. Reardon, $1,144,406; Mr. Scholl, $888,940; Ms. Heise, $911,089 and Mr. Maffeo, $999,943. Because Mr. Leiter’s employment with the company ended in January 2017, no stock awards were granted to him. The awards shown in the “Options awards” column are not subject to performance conditions.

For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculation of these amounts, please refer to Note 15 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 23, 2018.

(4)	Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award programs for the stated fiscal years. The threshold, target and maximum payouts are shown in the “Grants of Plan Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

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Executive Compensation

(5)	Amounts shown in this column for fiscal 2017 primarily represent company contributions that we made on behalf of the named executive officers under the Leidos Retirement Plan as follows: Mr. Krone, $13,377, Mr. Reagan, $13,432, Mr. Scholl, $5,300, Mr. Maffeo, $13,135 and Mr. Leiter, $9,080. Amounts listed for Mr. Reardon, $29,485, and Ms. Heise, $18,779 in this column for fiscal 2017 represents company contributions that we made on their behalf into the Leidos, Inc. Retirement Plan for Former IS&GS Employees and Leidos, Inc. Deferred Compensation Plan for Former IS&GS Employees. In addition, for fiscal 2017, the amounts include, for Mr. Maffeo $2,022,273 paid in August 2017 and for Mr. Leiter, $3,203,731 paid in March 2017, each amount paid pursuant to severance agreements.

(6)	Amounts shown in this column for Mr. Scholl includes $63,814 for a gross up for taxes on imputed income relating to relocation benefits.

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Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2017 pursuant to our 2006 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan.

			Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other option awards; number of securities underlying options(3) (#)	All other stock awards; number of shares of stock or units (#)	Exercise or base price of option awards(4) ($/share)	Grant date fair value of stock and option awards(5) ($)
Name	Award type	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Krone	Cash	2/16/2017	925,100	1,595,000	2,552,000	—	—	—	—	—	—	—
	Options	3/3/2017	—	—	—	—	—	—	101,290	—	53.54	1,183,067
	PRSU	3/3/2017	—	—	—	—	14,009	—	—	—	—	750,042
	PRSU	3/3/2017	—	—	—	—	30,819	—	—	—	—	1,650,049
	PSA	3/3/2017	—	—	—	25,682	51,364	77,046	—	—	—	2,973,868
Mr. Reagan	Cash	2/16/2017	322,335	555,750	889,200	—	—	—	—	—	—	—
	Options	3/3/2017	—	—	—	—	—	—	24,241	—	53.54	283,135
	PRSU	3/3/2017	—	—	—	—	7,376	—	—	—	—	394,911
	PSA	3/3/2017	—	—	—	6,146	12,293	18,439	—	—	—	711,735
Mr. Reardon	Cash	2/16/2017	238,960	412,000	659,200	—	—	—	—	—	—	—
	Options	3/3/2017	—	—	—	—	—	—	18,969	—	53.54	221,558
	PRSU	3/3/2017	—	—	—	—	5,772	—	—	—	—	309,033
	PSA	3/3/2017	—	—	—	4,809	9,619	14,428	—	—	—	556,916
Mr. Scholl	Cash	2/16/2017	248,240	428,000	684,800	—	—	—	—	—	—	—
	Options	3/3/2017	—	—	—	—	—	—	14,733	—	53.54	172,081
	PRSU	3/3/2017	—	—	—	—	4,483	—	—	—	—	240,020
	PSA	3/3/2017	—	—	—	3,736	7,472	11,208	—	—	—	432,613
Ms. Heise	Cash	2/16/2017	190,240	328,000	524,800	—	—	—	—	—	—	—
	Options	3/3/2017	—	—	—	—	—	—	15,102	—	53.54	176,391
	PRSU	3/3/2017	—	—	—	—	4,595	—	—	—	—	246,016
	PSA	3/3/2017	—	—	—	3,829	7,658	11,487	—	—	—	443,382
Mr. Maffeo	Options	3/3/2017	—	—	—	—	—	—	16,575	—	53.54	193,596
	PRSU	3/3/2017	—	—	—	—	5,043	—	—	—	—	270,002
	PSA	3/3/2017	—	—	—	4,202	8,405	12,607	—	—	—	486,627
Mr. Leiter	—	—	—	—	—	—	—	—	—	—	—	—

(1)	As described in our CD&A, cash incentive awards paid to our named executive officers for performance during fiscal 2017 were based on achievement of pre-established goals. The actual payouts for the fiscal 2017 performance period are provided in the “Summary Compensation Table” in the column headed “Non-equity incentive plan compensation.”

(2)	The PRSUs in these columns represent restricted stock units which are subject to a performance goal and the following vesting requirement: 25% of the PRSUs vest on the first, second, third and fourth anniversaries of grant date, except for the 14,009 PRSUs granted to Mr. Krone on March 3, 2017, 100% of which vest on the third anniversary of the grant date. The PSAs in these columns represent the threshold, target and maximum number of shares issuable under three year performance share awards, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period. The grant date fair value of these awards is provided in the “Summary Compensation Table” in the column headed “Stock awards.”

(3)	Amounts in this column represent the number of shares of our common stock underlying options issued in fiscal 2017. All options vest 25% on the first, second, third and fourth anniversaries of grant date.

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(4)	The 2006 Equity Incentive Plan defines “fair market value” as the closing sales price of our common stock on the NYSE on the trading day before the grant date which is the exercise price.

(5)	Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may actually be realized by the recipient and do not reflect changes in our stock price after the date of grant.

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Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options, restricted stock units, performance restricted stock units and performance share awards issued pursuant to our 2006 Equity Incentive Plan that were held by our named executive officers at the end of fiscal 2017, including awards previously deferred under our Key Executive Stock Deferral Plan.

		Option Awards(1)				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (exercisable)(#)	Number of securities underlying unexercised options (unexercisable)(#)	Option exercise price($)	Option expiration date	Grant date	Number of shares of stock or units that have not vested(#)(2)	Market value of shares of stock or units that have not vested($)(3)	Equity incentive plan awards; number of unearned shares, units, or other rights that have not vested(#)(4)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have not vested($)(3)

Mr. Krone	7/14/2014	68,201	22,734	27.34	7/13/2021	7/14/2014	4,020	259,571	—	—
	4/10/2015	69,391	69,393	31.55	4/9/2022	4/10/2015	12,884	831,920	—	—
	3/4/2016	35,292	105,879	33.82	3/3/2023	4/10/2015	—	—	42,946	2,773,023
	3/3/2017	—	101,290	53.54	3/2/2024	3/4/2016	23,110	1,492,213	—	—
	—	—	—	—	—	3/4/2016	—	—	51,355	3,315,992
	—	—	—	—	—	3/3/2017	—	—	14,009	904,561
	—	—	—	—	—	3/3/2017	—	—	30,819	1,989,983
	—	—	—	—	—	3/3/2017	—	—	51,364	3,316,573
Mr. Reagan	9/11/2015	28,702	28,705	31.26	9/10/2022	9/11/2015	4,966	320,655	—	—
	3/4/2016	9,010	27,034	33.82	3/3/2023	9/11/2015	—	—	16,549	1,068,569
	3/3/2017	—	24,241	53.54	3/2/2024	3/4/2016	5,902	381,092	—	—
	—	—	—	—	—	3/4/2016	—	—	13,112	846,642
	—	—	—	—	—	3/3/2017	—	—	7,376	476,268
	—	—	—	—	—	3/3/2017	—	—	12,293	793,759
Mr. Reardon	8/26/2016	—	23,785	39.70	8/25/2023	8/16/2016	33,808	2,182,983	—	—
	3/3/2017	—	18,969	53.54	3/2/2024	8/26/2016	6,298	406,662	—	—
	—	—	—	—	—	3/3/2017	—	—	5,772	372,698
	—	—	—	—	—	3/3/2017	—	—	9,619	621,099
Mr. Scholl	9/11/2015	—	35,777	31.26	9/10/2022	9/11/2015	—	—	5,911	381,673
	3/4/2016	—	18,024	33.82	3/3/2023	3/4/2016	3,934	254,018	—	—
	3/3/2017	—	14,733	53.54	3/2/2024	3/4/2016	—	—	8,742	564,471
	—	—	—	—	—	3/3/2017	—	—	4,483	289,467
	—	—	—	—	—	3/3/2017	—	—	7,472	482,467
Ms. Heise	8/26/2016	—	23,785	39.70	8/25/2023	8/16/2016	12,174	786,075	—	—
	3/3/2017	—	15,102	53.54	3/2/2024	8/26/2016	6,298	406,662	—	—
	—	—	—	—	—	3/3/2017	—	—	4,595	296,699
	—	—	—	—	—	3/3/2017	—	—	7,658	494,477
Mr. Maffeo	3/30/2012	72,298	—	25.10	3/29/2019	4/4/2014	1,528	98,663	—	—
	4/5/2013	65,068	—	25.74	4/4/2020	4/10/2015	2,899	187,188	—	—
	4/4/2014	24,786	8,263	27.23	4/3/2021	4/10/2015	—	—	8,147	526,052
	4/10/2015	15,612	15,614	31.55	4/9/2022	3/4/2016	4,426	285,787	—	—
	3/4/2016	6,757	20,276	33.82	3/3/2023	3/4/2016	—	—	5,053	326,272
	3/3/2017	—	16,575	53.54	3/2/2024	3/3/2017	—	—	5,043	325,627
	—	—	—	—	—	3/3/2017	—	—	1,517	97,953
Mr. Leiter	—	—	—	—	—	4/10/2015	—	—	6,549	422,869
	—	—	—	—	—	3/4/2016	—	—	3,468	223,929

(1)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2017. Options granted prior to 2014 vested according to the following schedule: 20% of the options vest on the first, second and third anniversaries of the grant date, with the remaining 40% vesting on the fourth anniversary of the grant date. Options granted in 2014 and thereafter vest 25% on the first, second, third and fourth

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anniversaries of the grant date, except for the options granted to Mr. Reardon and Ms. Heise in August 2016 which vest 100% on the third anniversary of the grant date.

(2)	Information in this column includes restricted stock units held by our named executive officers at the end of fiscal 2017, including restricted stock units subject to a performance condition which has been met. Restricted stock units vest 25% on the first, second, third and fourth anniversaries of the grant date, in each case if the applicable performance condition is met, except for restricted stock units granted to Mr. Krone on March 3, 2017 in the amount of 14,009, which vest 100% on the third anniversary of the grant date, and restricted stock units granted to Mr. Reardon and Ms. Heise on August 16, 2016, which vest on January 28, 2019, and on August 28, 2016, which vest 100% on the third year anniversary of the grant date. Performance share awards vest 100% at the end of the three year fiscal performance cycle to the extent earned based on achievement of the applicable performance conditions, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period.

(3)	Based on $64.57, the closing sales price of our common stock on the NYSE on December 29, 2017.

(4)	Amounts in this column represent the performance share awards granted in 2015, 2016 and 2017, the target shares for the three year performance period related to adjusted operating income and total stockholder return, and the performance restricted stock units granted in fiscal 2017.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2017 upon the exercise of stock options and the vesting of restricted stock awards or restricted stock units and restricted stock units issued as dividend equivalents, including awards deferred into our Key Executive Stock Deferral Plan.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercises ($)(1)	Number of shares acquired on vesting(#)(2)	Value realized on vesting ($)(1)
Mr. Krone	—	—	52,515	2,724,372
Mr. Reagan	—	—	4,448	247,302
Mr. Reardon	—	—	—	—
Mr. Scholl	—	—	1,311	70,388
Ms. Heise	—	—	—	—
Mr. Maffeo	12,419	272,437	23,168	1,190,560
Mr. Leiter	21,337	405,941	—	—

(1)	Based on the closing price of our common stock on the day before the date of exercise or vesting.

(2)	Includes stock units deferred into our Key Executive Stock Deferral Plan that vested during fiscal 2017. Any stock awards that vested in the current year and were deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2017 under the following nonqualified deferred compensation plans, which are summarized below:

The Leidos Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash granted to them under our cash incentive plan. We make no contributions to participants’ accounts under the Keystaff Deferral Plan. Participants can direct their deferrals into investment options similar to those available in the Leidos Retirement Plan rather than the Leidos Stock Funds. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will be paid upon the elected specified date, retirement or separation from service.

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The Leidos Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals correspond to stock units of our common stock. Participant accounts are credited with additional units corresponding to their outstanding account balance for each company dividend payable. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will be paid upon the elected specified date, retirement or separation from service.

The Leidos 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that, through December 31, 2016, allowed eligible participants to defer up to 20% of their eligible compensation after meeting the annual IRS contribution limit for the Leidos Retirement Plan. Bonuses were not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Vested deferred balances under this plan will generally be paid following separation from service.

The Leidos Deferred Compensation Plan for Former IS&GS Employees is a pre-tax savings plan that allows eligible participants to defer salary and receive certain company contributions. Salary deferrals in this plan do not start until after an eligible participant has met the annual IRS contribution limit for the Leidos Retirement Plan for Former IS&GS Employees. Bonuses are not eligible for deferral to this plan. The investment options in the Deferred Compensation Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Deferred balances under this plan will generally be paid following separation from service.

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2017 through our nonqualified deferred compensation plans in which our named executive officers participate:

Name	Plan	Executive contributions ($)(1)	Registrant contributions ($)	Aggregate earnings ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at fiscal year- end ($)(3)

Mr. Krone	Keystaff Deferral Plan	310,315	—	47,791	—	358,106
	Excess Plan	—	—	27,668	—	125,757
Mr. Reagan	Keystaff Deferral Plan	116,077	—	57,374	—	421,210
	Key Executive Stock Deferral Plan	437,371	—	278,080	—	1,205,205
	Excess Plan	—	—	119,300	—	16,402

Mr. Reardon	Deferred Compensation Plan	82,923	19,142	13,595	—	156,136
Mr. Scholl	Not Applicable	—	—	—	—	—

Ms. Heise	Deferred Compensation Plan	—	6,623	58	—	6,681
Mr. Maffeo	Keystaff Deferral Plan	396,680	—	13,508	—	1,479,832
	Key Executive Stock Deferral Plan	190,516	—	463,362	—	1,809,260
	Excess Plan	—	—	154,151	—	575,852

Mr. Leiter	Not Applicable	—	—	—	—	—

(1)	Amounts in this column represent the value of cash or stock awards deferred during fiscal 2017. These amounts are also included as compensation in the “Summary Compensation Table” for prior years.

(2)	With respect to the Keystaff Deferral Plan, Excess Plan and Deferred Compensation Plan for Former IS&GS Employees, amounts in this column represent aggregate returns on the diverse investment options available to eligible participants based on individual participant investment elections. With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or decreases in the value of stock units corresponding to shares of our common stock during fiscal 2017. The market value of the shares is based upon $64.57, the closing sales price of our common stock on the NYSE on December 29, 2017.

(3)

Amounts in this column represent the value of the holder’s accounts at the end of fiscal 2017. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common

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stock held by the named executive officer based on $64.57 per share, the closing sales price of our common stock on the NYSE on December 29, 2017. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. Our named executive officers held the following number of stock units at the end of fiscal 2017 in the Key Executive Stock Deferral Plan: (a) Mr. Reagan, 18,665 and (b) Mr. Maffeo, 28,020.

Potential Payments upon Termination or a Change in Control

Roger A. Krone, Chief Executive Officer

Mr. Krone’s employment agreement would provide severance benefits to him if his employment is terminated by us for reasons other than for cause, or by Mr. Krone for good reason. However, if such termination is within three months prior to or within 24 months after a change in control of the company (the “change in control period”), Mr. Krone would receive a higher level of benefits. In addition, Mr. Krone would be entitled to receive certain benefits and outplacement services in the event of a qualifying termination under his employment agreement. Finally, pursuant to the terms of the equity awards Mr. Krone received under the Leidos 2006 Equity Incentive Plan (“Equity Plan”), and the special provisions in his employment agreement applicable to Mr. Krone’s July 2014 grants upon hire, if Mr. Krone is terminated by us for reasons other than for cause, by him for good reason, or by reason of his death or disability, he would be entitled to accelerated vesting, or pro-rated vesting, of his long-term incentive awards, depending on whether the termination is during a change in control period. The chart below provides the amounts that Mr. Krone would be entitled to under these various termination scenarios. With respect to the “With Change in Control” scenarios, because the IS&GS Transaction was considered a change in control (“CIC”) with respect to Mr. Krone’s employment agreement, but was not a CIC as defined in the Equity Plan or our Deferred Compensation programs, we have provided amounts under two hypothetical scenarios below. The first, in the column entitled “IS&GS Transaction,” provides amounts under Mr. Krone’s agreement only. The second, in the column entitled “New Change in Control,” assumes a change in control scenario where the definition of CIC in both the Equity and Deferred Compensation Plans has been triggered as well as the definition in Mr. Krone’s agreement.

Post-employment Payments — Mr. Krone

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	For Cause	Without Cause/ for Good Reason(1)	IS&GS Transaction(2)	New Change in Control(3)	Death	Disability
Compensation:
Severance (Salary and Bonus)(4)	—	—	$2,700,000	$6,750,000	$6,750,000	—	—
Pro-rata Bonus(5)	—	—	1,539,366	1,539,366	1,539,366	1,539,366	1,539,366
Long-term Incentives
Performance Restricted Stock/Restricted Stock Units(6)	—	—	990,963	990,963	6,182,201	6,182,201	6,182,201
Stock Options(7)	—	—	1,076,691	1,076,691	7,511,191	7,511,191	7,511,191
Performance Share Awards(8)	—	—	9,083,999	9,083,999	8,971,504	8,971,504	9,083,999
Benefits & Perquisites:
Life Insurance, Healthcare(9)	—	—	13,940	122,134	122,134	—	—
Outplacement Services(10)	—	—	15,000	15,000	15,000	—	—
Applicable Scaleback(11)	—	—	—	—	—	—	—
Total(12)	—	—	$15,419,959	$19,578,153	$31,091,396	$24,204,262	$24,316,757

(1)

Amounts in this column represent the benefits Mr. Krone would be entitled to receive in the event he experiences a hypothetical qualifying termination that does not constitute a CIC under the terms of his employment agreement or the Leidos Equity and Deferred Compensation Plans. However, since the IS&GS Transaction constituted a CIC under the

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Executive Compensation

terms of Mr. Krone’s agreement, until August 16, 2018, if Mr. Krone experiences a qualifying termination that is not in connection with CIC of Leidos, Mr. Krone will be entitled to receive the enhanced compensation and benefits reflected for the “IS&GS Transaction” and not the benefits detailed in this column.

(2)	Since the IS&GS Transaction constituted a CIC for purposes of Mr. Krone’s employment agreement but not for purposes of the Leidos Equity and Deferred Compensation Plans, the benefits reflected in this column represent the compensation and benefits Mr. Krone would be entitled to receive on a qualifying termination until August 16, 2018.

(3)	Amounts in this column represent the benefits Mr. Krone would be entitled to in the event a new transaction had occurred on December 29, 2017 that constituted a CIC under the terms of his employment agreement and the Leidos Equity and Deferred Compensation Plans.

(4)	Amounts in this row represent single lump sum payments equal to (a) one times (in the event of termination without a CIC) and (b) two-and-one-half times (in the event of termination in connection with a CIC) the sum of Mr. Krone’s year end salary and bonus at target.

(5)	Reflects Mr. Krone’s bonus based on actual performance for the period ended December 29, 2017.

(6)	For a termination without a CIC and upon a qualifying termination occurring within 24 months following the IS&GS Transaction, the values represent the accelerated vesting of Mr. Krone’s July 2014 RSUs, granted upon his commencement of employment and a pro-rated amount of his March 2017 RSUs, based on the number of days elapsed between the grant date and December 29, 2017, including accrued cash dividends as of December 29, 2017. For a termination in connection with a new CIC, or death or disability, the amounts represent the value of accelerated vesting of shares of all RSUs, including accrued dividends as of December 29, 2017 pursuant the 2006 Equity Incentive Plan. For more information regarding the number of shares of unvested stock units held by Mr. Krone, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(7)	For a termination without a CIC and upon a qualifying termination occurring within 24 months following the IS&GS Transaction, the values represent the accelerated vesting of Mr. Krone’s unvested options to purchase shares of common stock granted in July 2014 upon his commencement of employment, plus a pro-rata portion of stock options granted in 2017 based on the number of days elapsed between the grant date and December 29, 2017. For a termination with a CIC, or upon death or disability, the amounts represent the value of accelerated vesting of all unvested options held by Mr. Krone at the end of the year issued pursuant to the 2006 Equity Incentive Plan. For more information regarding the number of shares and exercise prices underlying unvested options held, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(8)	Amounts represent the value of Mr. Krone’s April 2015 performance share grant earned based on actual performance, and a pro-rata amount of his 2016 and 2017 performance share awards, including accrued cash dividends as of December 29, 2017. In the non-CIC termination, IS&GS CIC, and disability scenarios, the 2016 and 2017 grants assumes performance at 115.52% and 110.05% of target levels respectively. In the CIC and death scenarios, the 2016 and 2017 grants assume target payout levels.

(9)	In event of Mr. Krone’s termination without a CIC, he would be entitled to a lump sum payment equal to the product of 12 times his monthly COBRA premiums for health, dental and vision coverage. Upon a termination in connection with a CIC, he would be entitled to a lump sum payment in lieu of continued life, disability, medical, dental and vision coverage for 30 months.

(10)	Represents the estimated value of outplacement counseling services to be provided for 12 months following termination.

(11)	Estimates the severance benefits to be reduced to avoid excise taxes which may be payable pursuant to Section 280G of the Internal Revenue Code.

(12)	Amounts in this row represent the gross amount of benefits to be received by Mr. Krone. In addition he would receive any unused comprehensive leave time he had accrued.

Mr. Reagan, Mr. Reardon, Mr. Scholl and Ms. Heise

All of our executive officers, other than Mr. Krone, are covered by the Leidos Holdings, Inc. Executive Severance Plan, effective January 1, 2017 (the “Severance Plan”). In addition, Mr. Reagan and Mr. Scholl continue to be covered under the individual severance protection agreement or “SPA” each of them entered into with the company with respect to any

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involuntary termination of employment without cause occurring within the 24 month period following the IS&GS Transaction. This change in control period expires on August 16, 2018.

The SPA was designed to be renewed annually for successive one-year terms by the Committee, unless either the Committee or the executive officer decided not to renew the term. In September 2016, the Committee decided not to renew the SPA, and in December 2016 it established the Severance Plan effective January 1, 2017. The Severance Plan replaces the individual SPAs we had entered into with Mr. Reagan and Mr. Scholl previously and would provide severance benefits in the case of a change of control occurring after January 1, 2017 (a “new” change in control).

Key differences between the SPAs and the Severance Plan are summarized below:

▶	A decrease in the amount of the cash lump sum severance benefit calculation from 2.5 times base salary plus target bonus to 1.5 times base salary plus target bonus; and

▶	The medical benefit is the cash value of premiums for 18 months, rather than actual continued coverage in Leidos plans at company expense for 30 months.

The Severance Plan also covers Mr. Reardon and Ms. Heise as well as Mr. Reagan and Mr. Scholl. Mr. Reardon and Ms. Heise were previously eligible for severance benefits under the Leidos Innovations Corporation Executive Severance Plan. Mr. Reardon and Ms. Heise became eligible for benefits under the Severance Plan on August 16, 2017, after the expiration of the one-year extension of coverage period specified by the employee matters agreement entered into in connection with the IS&GS Transaction. The Severance Plan is designed to provide severance benefits to executive officers in certain cases where they terminate involuntarily from employment not for cause, with a separate set of benefits where the qualifying termination occurs within three months prior to or within 24 months following a CIC.

Following a CIC, our executive officers would also vest in their outstanding equity awards, if the CIC meets the definition in our Equity and Deferred Compensation Plans. Finally, pursuant to the terms of the equity awards they received under the Equity Plan, if they terminated employment involuntarily not for cause, or by reason of their death or disability, they would be entitled to accelerated vesting, or pro-rated vesting, of certain long-term incentive awards. The charts below provide the amounts that these executive officers would be entitled to under various termination scenarios. With respect to the “With Change in Control” scenarios, because the IS&GS Transaction occurred while Mr. Reagan and Mr. Scholl were each covered by an SPA and the IS&GS Transaction was considered a CIC under the SPA, but was not a CIC as defined in the Equity or Deferred Compensation Plans, we have provided benefits under two hypothetical scenarios below. The first, in the column entitled “IS&GS Transaction,” provides amounts for Mr. Reagan and Mr. Scholl under the SPA only. The second, in the column entitled “New Change in Control”, shows the amounts that all four executive officers would receive under a scenario where the definition of CIC in the Severance Plan effective January 1, 2017 is met, as well as the definition in both the Equity and Deferred Compensation Plans.

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Post-employment Payments — Mr. Reagan

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	For Cause	Without Cause/ for Good Reason(1)	IS&GS Transaction(2)	New Change in Control (3)	Death	Disability
Compensation:
Severance (Salary and Bonus)(4)	—	—	$585,000	$2,851,875	$2,851,875	—	—
Pro-rata Bonus(5)	—	—	536,365	555,750	555,750	555,750	555,750
Long-term Incentives:
Performance Restricted Stock/Restricted Stock Units(6)	—	—	98,146	98,146	1,362,447	1,362,447	1,362,447
Stock Options(7)			55,095	55,095	2,054,815	2,054,815	2,054,815
Performance Share Awards(8)	—	—	2,899,447	2,899,447	2,872,523	2,872,523	2,899,447
Benefits & Perquisites:
Life Insurance, Healthcare(9)	—	—	13,940	117,464	117,464	—	—
Outplacement Services(10)	—	—	7,500	15,000	15,000	—	—
Applicable Scaleback(11)	—	—	—	—	—	—	—
Total(12)	—	—	$4,195,493	$6,592,777	$9,829,874	$6,845,535	$6,872,459

(1)	Amounts in this column represent the benefits Mr. Reagan would be entitled to receive in the event he experiences a hypothetical qualifying termination that does not constitute a CIC under the terms of Leidos Executive Severance Plan or the Leidos Equity and Deferred Compensation Plans. However, since the IS&GS Transaction constituted a CIC under the terms of Mr. Reagan’s SPA, until August 16, 2018, if Mr. Reagan experiences a qualifying termination that is not in connection with CIC of Leidos, Mr. Reagan will be entitled to receive the enhanced compensation and benefits reflected for the “IS&GS Transaction” and not the benefits detailed in this column.

(2)	Since the IS&GS Transaction constituted a CIC for purposes of Mr. Reagan’s SPA, but not for purposes of the Leidos Equity and Deferred Compensation Plans, the benefits reflected in this column represent the compensation and benefits Mr. Reagan would be entitled to receive under the terms of a qualifying termination under his SPA until August 16, 2018.

(3)	Amounts in this column represent the benefits Mr. Reagan would be entitled to in the event a new transaction had occurred on December 29, 2017 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans, in addition to the benefits under his SPA.

(4)	Amounts shown for termination Without Cause, or for Good Reason, both not in connection with a CIC, reflect a single lump sum payment equal to one year of annual base salary. Amounts in the CIC scenarios represent a single lump sum payment equal to two-and-one-half times the sum of Mr. Reagan’s (a) year end salary and (b) target bonus. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(5)	Amounts shown for termination without a CIC reflect Mr. Reagan’s bonus based on actual performance through December 29, 2017. In all other scenarios, the amounts reflect a pro-rata portion of the Bonus Amount to which Mr. Reagan would be entitled to based on the number of days that elapsed during the period ended December 29, 2017.

(6)	For termination not in connection with a CIC, the value reflects a portion of the March 2017 award pro-rated based on the number of days elapsed between the grant date and December 29, 2017. For terminations in connection with a new change in control and the death and disability scenarios, amounts represent the value of accelerated vesting of shares of all RSUs, including accrued dividends as of December 29, 2017, pursuant the 2006 Equity Incentive Plan. For more information regarding the number of shares of unvested stock units held by Mr. Reagan, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

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(7)	For termination without a change in control, the value reflects a portion of the March 2017 award pro-rated based on the number of days elapsed between the grant date and December 29, 2017. For a termination with a change in control, death and disability, amounts represent the value of accelerated vesting of all unvested options held by Mr. Reagan at the end of the year issued pursuant to the 2006 Equity Incentive Plan. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(8)	Amounts represent the value of Mr. Reagan’s September 2015 performance share grant earned based on actual performance and a pro-rata amount of his 2016 and 2017 performance share awards, including accrued cash dividends as of December 29, 2017. In the non-CIC termination, IS&GS CIC and disability scenarios, the 2016 and 2017 grants assume performance at 115.52% and 110.05% of target levels respectively. In the CIC and death scenarios the 2016 and 2017 grants assume target payout levels.

(9)	Amount for termination without Cause or for Good Reason, not in connection with a CIC reflects the estimated value of COBRA benefits to be received for 12 months following termination. Other amounts represent the estimated value of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination.

(10)	Represents the estimated value of outplacement counseling services to be provided for 6 months following termination if not in connection with a CIC. If termination is in connection with a CIC, Mr. Reagan is entitled to outplacement counseling services for 12 months following termination.

(11)	Estimates the severance protection benefits to be reduced to avoid excise taxes which may be payable pursuant to Section 280G of the Internal Revenue Code.

(12)	Amounts in this row represent the gross amount of benefits to be received, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts. In addition to the amounts set forth in the row, Mr. Reagan would also be entitled to be paid for any unused comprehensive leave time he had accrued.

Post-employment Payments—Mr. Reardon

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	For Cause	Without Cause/for Good Reason(1)	New Change in Control(2)	Death	Disability
Compensation:
Severance (Salary and Bonus)(3)	—	—	$515,000	$1,390,500	—	—
Pro-rata Bonus(4)	—	—	379,419	412,000	379,419	379,419
Long-term Incentives:
Performance Restricted Stock and Restricted Stock Units(5)	—	—	2,340,724	3,060,879	3,060,879	3,060,879
Stock Options(6)	—	—	43,116	800,761	800,761	800,761
Performance Share Awards(7)	—	—	230,793	209,726	209,726	230,793
Benefits & Perquisites:
Healthcare(8)	—	—	21,774	33,750	—	—
Outplacement Services(9)	—	—	7,500	15,000	—	—
Applicable Scaleback(10)	—	—	—	—	—	—
Total(11)	—	—	$3,538,326	$5,922,616	$4,450,785	$4,471,852

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(1)	Amounts in this column represent the benefits Mr. Reardon would be entitled to in the event of a qualifying termination on December 29, 2017 under the Leidos Executive Severance Plan and the Leidos Equity and Deferred Compensation Plans.

(2)	Amounts in this column represent the benefits Mr. Reardon would be entitled to in the event a new transaction had occurred on December 29, 2017 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans and the Leidos Executive Severance Plan.

(3)	Amount shown for termination without Cause or for Good Reason, not in connection with a CIC reflects a lump sum severance payment equal to one year of annual base salary. For a termination in connection with a CIC, the value reflects 1.5 times the sum of annual base salary and target bonus.

(4)	Amounts shown for termination without a CIC and death and disability reflect a pro-rated bonus based on actual performance through December 29, 2017 and the number of days that elapsed during the performance period ended December 29, 2017. In the CIC scenario, the amount is based on target performance results.

(5)	For termination not in connection with a CIC, the value reflects a portion of the March 2017 award pro-rated based on the number of days elapsed between the grant date and December 29, 2017. It also includes Mr. Reardon’s RSUs granted on August 16, 2016 which continue to vest upon an involuntary termination absent a CIC. For terminations in connection with a new CIC, death and disability, amounts represent the value of accelerated vesting of shares of all RSUs, including accrued dividends as of December 29, 2017 pursuant the 2006 Equity Incentive Plan. For more information regarding the number of shares of unvested stock units held by Mr. Reardon, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(6)	For termination not in connection with a CIC, the value reflects a portion of the March 2017 award pro-rated based on the number of days elapsed between the grant date and December 29, 2017. For terminations with a CIC, death and disability, amounts represent the value of accelerated vesting of all unvested options held by Ms. Reardon at the end of the year issued pursuant to the 2006 Equity Incentive Equity Incentive Plan. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(7)	Amounts represent a pro-rata amount of Mr. Reardon’s 2017 performance share awards, including accrued dividends as of December 29, 2017. In the non-CIC termination and disability scenarios, the value assumes performance at 110.05% of target levels. In the CIC and death scenarios, the values assume target payout levels.

(8)	Amounts reflect the estimated value of COBRA benefits to be received for 12 months following termination without Cause or for Good Reason not in connection with a CIC and, in connection with a CIC, for 18 months.

(9)	Represents the estimated value of outplacement counseling services to be provided for 6 months following termination if not in connection with a CIC. If termination is in connection with a CIC, Mr. Reardon is entitled to outplacement counseling services for 12 months following termination.

(10)	Estimates the Executive Severance Plan benefits to be reduced to avoid the payment of excess parachute payments pursuant to Section 280G of the Internal Revenue Code.

(11)	Amounts in this row represent the gross amount of benefits to be received, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts. In addition to the amounts set forth in the row, Mr. Reardon would also be entitled to be paid for any unused comprehensive leave time he had accrued.

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Executive Compensation

Post-employment Payments — Mr. Scholl

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	For Cause	Without Cause/ for Good Reason(1)	IS&GS Transaction(2)	New Change in Control(3)	Death	Disability
Compensation:
Severance (Salary and Bonus)(4)	—	—	$535,000	$2,407,500	$2,407,500	—	—
Pro-rata Bonus(5)	—	—	432,096	428,000	428,000	428,000	428,000
Long-term Incentives
Performance Restricted Stock and Restricted Stock Units(6)	—	—	59,663	59,663	610,261	610,261	610,261
Stock Options(7)	—	—	33,487	33,487	1,908,427	1,908,427	1,908,427
Performance Share Awards(8)	—	—	1,361,087	1,361,087	1,344,723	1,344,723	1,361,087
Benefits & Perquisites:
Life Insurance, Healthcare(9)	—	—	20,608	124,248	124,248	—	—
Outplacement Services(10)	—	—	7,500	15,000	15,000	—	—
Applicable Scaleback(11)	—	—	—	—	—	—	—
Total(12)	—	—	$2,449,441	$4,428,985	$6,838,159	$4,291,411	$4,307,775

(1)	Amounts in this column represent the benefits Mr. Scholl would be entitled to receive in the event he experiences a hypothetical qualifying termination that does not constitute a CIC under the terms of the Leidos Executive Severance Plan or the Leidos Equity and Deferred Compensation Plans. However, since the IS&GS Transaction constituted a CIC under the terms of Mr. Scholl’s severance protection agreement, until August 16, 2018, if Mr. Scholl experiences a qualifying termination that is not in connection with CIC of Leidos, Mr. Scholl will be entitled to receive the enhanced compensation and benefits reflected for the IS&GS Transaction and not the benefits detailed in this column.

(2)	Since the IS&GS Transaction constituted a CIC for purposes of his SPA but not for purposes of the Leidos Equity and Deferred Compensation Plans, the benefits reflected in this column represent the compensation and benefits Mr. Scholl would be entitled to receive on a qualifying termination under the SPA until August 16, 2018.

(3)	Amounts in this column represent the benefits Mr. Scholl would be entitled to in the event a new transaction had occurred on December 29, 2017 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans, in addition to the benefits under his SPA.

(4)	Amounts shown for termination without Cause or for Good Reason, not in connection with a CIC reflect a single lump sum payment equal to one year of annual base salary. Amounts in the CIC scenarios represent a single lump sum payment equal to two-and-one-half times the sum of Mr. Scholl’s (a) year end salary and (b) target bonus. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(5)	Amounts shown for termination without a CIC reflect Mr. Scholl’s bonus based on actual performance through December 29, 2017. In all other scenarios the amounts reflect a pro rata portion of the Bonus Amount to which Mr. Scholl would be entitled to based on the number of days that elapsed during the period ended December 29, 2017.

(6)	For termination not in connection with a CIC, the value reflects a portion of the March 2017 award pro-rated based on the number of days elapsed between the grant date and December 29, 2017. For terminations in connection with a new CIC, and the death and disability scenarios amounts represent the value of accelerated vesting of shares of all RSUs, including accrued dividends as of December 29, 2017 pursuant the 2006 Equity Incentive Plan. For more information regarding the number of shares of unvested stock units held by Mr. Scholl, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

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Executive Compensation

(7)	For termination without CIC, the value reflects a portion of the March 2017 award pro-rated based on the number of days elapsed between the time period and December 29, 2017. For termination with a CIC, death and disability, the amount represents the value of accelerated vesting of all unvested options held by Mr. Scholl at the end of the year issued pursuant to the 2006 Equity Incentive Plan. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(8)	Amounts represent the value of Mr. Scholl’s September 2015 performance share grant earned based on actual performance and a pro-rata amount of his 2016 and 2017 performance share awards, including accrued cash dividends as of December 29, 2017. In the non-CIC termination, IS&GS CIC and disability, scenarios the 2016 and 2017 grants assume performance at 115.52% and 110.05% of target levels respectively. In the CIC and death scenarios, the 2016 and 2017 grants assume target payout levels.

(9)	Amount for termination without Cause or for Good Reason not in connection with a CIC reflects the estimated value of COBRA benefits to be received for 12 months following termination. Other amounts represent the estimated value of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination.

(10)	Represents the estimated value of outplacement counseling services to be provided for 6 months following termination if not in connection with a CIC. If termination is in connection with a CIC, Mr. Scholl is entitled to outplacement counseling services for 12 months following termination.

(11)	Estimates the severance protection benefits to be reduced to avoid excise taxes which may be payable pursuant to Section 280G of the Internal Revenue Code.

(12)	Amounts in this row represent the gross amount of benefits to be received, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts. In addition to the amounts set forth in the row, Mr. Scholl would also be entitled to be paid for any unused comprehensive leave time he had accrued.

Post-employment Payments — Ms. Heise

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	For Cause	Without Cause/for Good Reason(1)	New Change in Control(2)	Death	Disability
Compensation:
Severance (Salary and Bonus)(3)	—	—	$410,000	$1,107,000	—	—
Pro-rata Bonus(4)	—	—	319,190	328,000	319,190	319,190
Long-term Incentives:
Performance Restricted Stock and Restricted Stock Units(5)	—	—	876,356	1,535,072	1,535,072	1,535,072
Stock Options(6)	—	—	34,325	758,108	758,108	758,108
Performance Share Awards(7)			183,742	166,970	166,970	183,742
Benefits & Perquisites:
Healthcare(8)	—	—	22,220	34,441	—	—
Outplacement Services(9)	—	—	7,500	15,000	—	—
Applicable Scaleback(10)	—	—	—	—	—	—
Total(11)	—	—	$1,853,333	$3,944,591	$2,779,340	$2,796,112

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Executive Compensation

(1)	Amounts in this column represent the benefits Ms. Heise would be entitled to in the event of a qualifying termination on December 29, 2017 under the Leidos Executive Severance Plan and the Leidos Equity and Deferred Compensation Plans.

(2)	Amounts in this column represent the benefits Ms. Heise would be entitled to in the event a new transaction had occurred on December 29, 2017 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans and the Leidos Executive Severance Plan.

(3)	Amount shown for termination without Cause or for Good Reason, not in connection with a CIC reflects a lump sum severance payment equal to one year of annual base salary. For a termination in connection with a CIC, the value reflects 1.5 times the sum of annual base salary and target bonus.

(4)	Amounts shown for terminations without a CIC and death and disability reflect a pro-rated bonus based on actual performance through December 29, 2017 and the number of days that elapsed during the performance period ended December 29, 2017. In the CIC scenario, the amount is based on target performance results.

(5)	For termination not in connection with a CIC, the value reflects a portion of the March 2017 award pro-rated based on the number of days elapsed between the grant date and December 29, 2017. It also includes Ms. Heise’s RSUs granted on August 16, 2016 which continue to vest upon an involuntary termination absent a CIC. For terminations in connection with a new CIC, death and disability, amounts represent the value of accelerated vesting of shares of all RSUs, including accrued dividends as of December 29, 2017 pursuant the 2006 Equity Incentive Plan. For more information regarding the number of shares of unvested stock units held by Ms. Heise, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(6)	For termination not in connection with a CIC, the value reflects a portion of the March 2017 award pro-rated based on the number of days elapsed between the grant date and December 29, 2017. For terminations with a CIC, death and disability, amounts represent the value of accelerated vesting of all unvested options held by Ms. Heise at the end of the year issued pursuant to the 2006 Equity Incentive Plan. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(7)	Amounts represent a pro-rata amount of Ms. Heise’s 2017 performance share awards, including accrued dividends as of December 29, 2017. In the non-CIC termination and disability scenarios, the value assumes performance at 110.05% of target levels. In the CIC and death scenarios, the values assume target payout levels.

(8)	Amounts reflect the estimated value of COBRA benefits to be received for 12 months following termination without Cause or for Good Reason, not in connection with a CIC and, in connection with a CIC, for 18 months.

(9)	Represents the estimated value of outplacement counseling services to be provided for 6 months following termination if not in connection with a CIC. If termination is in connection with a CIC, Ms. Heise is entitled to outplacement counseling services for 12 months following termination.

(10)	Estimates the Executive Severance Plan benefits to be reduced to avoid the payment of excess parachute payments pursuant to Section 280G of the Internal Revenue Code.

(11)	Amounts in this row represent the gross amount of benefits to be received, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts. In addition to the amounts set forth in the row, Ms. Heise would also be entitled to be paid for any unused comprehensive leave time she had accrued.

Mr. Maffeo

On July 15, 2017, Vincent Maffeo retired from the company. Under the Retirement Agreement entered into between Mr. Maffeo and the company, he received a lump sum cash severance payment as well as payments intended to restore or replace benefits that would have been paid to Mr. Maffeo if he had completed the fiscal year in our employment, such as life insurance, healthcare premiums, and annual cash bonus.

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Executive Compensation

In addition to the value of equity continuing to vest under the Special Retirement provisions of his awards, Mr. Maffeo received a lump sum cash payment in partial consideration of his compliance with certain restrictive covenants between him and the company.

Component	Amount
Severance (Lump Sum)	$691,423(1)
Life Insurance, Healthcare (Lump Sum)	63,000(1)
Cash Payment in Lieu of 2017 Bonus	535,000(1)
Additional Payments in Partial consideration of Executive’s Compliance with Restrictive Covenants (Lump Sum)	732,850(1)
Restricted Stock Units	1,050,314(2)
Stock Options	1,630,406(2)
Performance Share Awards	1,464,577(2)
Total	$6,167,570(3)

(1)	These payments were made pursuant to our Retirement Agreement with Mr. Maffeo dated June 5, 2017.

(2)	Mr. Maffeo qualified for Special Retirement treatment under the terms of our 2006 Equity Incentive Plan. As a result, all of Mr. Maffeo’s outstanding RSUs and stock options that were unvested at the time of his termination will continue to vest according to their original vesting schedule. Mr. Maffeo will also be entitled to receive a pro-rata number of his 2015, 2016 and 2017 performance share awards after the end of each applicable three-year performance period. The 2015 grant reflects amounts earned based on actual performance while 2016 and 2017 grants assumes performance at 115.52% and 110.05% of target, respectively.

(3)	In addition, Mr. Maffeo received unused comprehensive leave time he had accrued at the time of his termination.

Mr. Leiter

On January 20, 2017, Michael Leiter terminated from the company. Because his termination occurred within the 24-month period following the IS&GS Transaction and within the change in control period, he received the following severance benefits under the SPA entered into between Mr. Leiter and the company, as well as an additional severance payment of $300,000 outside of the SPA, in consideration of the value of Mr. Leiter’s agreement not to compete with us.

Component	Amount
Severance Lump Sum (calculated as 2.5 x Salary and Target Bonus)	$2,362,500(1)
Prorated Fiscal Year 2017 Bonus	24,231(1)
Fiscal Year 2016 Annual Bonus (at Target)	420,000(1)
Life Insurance, Healthcare (Lump Sum)	97,000(1)
Outplacement Services	15,000(1)
Additional Severance	300,000(2)
Total	$3,218,731(3)

(1)	These payments were made pursuant to the Severance Protection Agreement between Mr. Leiter and the company.

(2)	Mr. Leiter received additional consideration for the value of his agreement not to compete with us.

(3)	In addition, Mr. Leiter received unused comprehensive leave time he had accrued at the time of his termination.

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Executive Compensation

Treatment of Equity Awards upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock units and options will vest immediately and options will remain exercisable for the remaining term of the option. Under our performance share award program, target shares earned will be paid out promptly upon death or on a pro-rata basis at the end of the three-year performance period in case of disability.

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such options without regard to the 12 month holding requirement. When an individual becomes eligible for continued vesting , restricted stock units will continue to vest in accordance with the original vesting schedule. Individuals meeting these qualifications who hold performance share awards will receive a pro-rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if an individual violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock units, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

Pay Ratio Disclosure

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2017:

▶	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $99,416;

▶	the annual total compensation of our Chief Executive officer was $9,221,709; and

▶	the ratio of these two amounts was 93 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying Our “Median Employee”

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee.” We determined that, as of December 29, 2017, our employee population consisted of 31,304 individuals (of which approximately 93% were located in the United States and 7% were located in jurisdictions outside the United States). Our employee population consisted of our global workforce of full-time, part-time, and temporary employees.

As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our “median employee” by excluding approximately 1,176 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information, as follows: 1,102 employees from the United Kingdom; 5 employees from Israel; 2 employees from Singapore, 1 employee from South Korea, 40 employees from Canada and 26 employees from Saudi Arabia. After these adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our “median employee” consisted of approximately 30,128 individuals.

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Executive Compensation

To identify our “median employee” from our total adjusted employee population, we compared the annualized salary of our employees as reflected in our human resources system of record. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation.

Determination of Annual Total Compensation of Our “Median Employee” and Our CEO

Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2017 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for 2017 (as set forth in the Summary Compensation Table in this Proxy Statement). Our CEO’s annual total compensation for 2017 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the Summary Compensation Table.

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Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 28, 2018. During the fiscal year ended December 29, 2017, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018.

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Audit Matters

Audit Committee Report

The Audit Committee assists the Board in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. A copy of the current Audit Committee charter is available on the company’s website at www.leidos.com by clicking on the links entitled “Investors,” “Corporate Governance” and then “Board Committees.” Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, all of the Committee members qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

▶	met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

▶	met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

▶	reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended December 29, 2017;

▶	discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

▶	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2017 for filing with the SEC.

Harry M.J. Kraemer, Jr. (Chair)

John P. Jumper

Lawrence C. Nussdorf

Robert S. Shapard

Susan M. Stalnecker

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Audit Matters

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 28, 2018. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting.

Audit and Non-Audit Fees

Aggregate fees billed for the 2017 and 2016 fiscal year by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2017	2016
Audit fees(1)	$7,919,800	$5,957,900
Audit-related fees(2)	—	$268,500
Tax fees(3)	$122,800	$106,800
All other fees(4)	$6,600	$7,500
Total fees	$8,049,200	$6,340,700

(1)	Audit fees include professional services rendered for the audit of the annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits.

(2)	Audit related fees for fiscal 2016 include services performed with respect to the Form S-4 registration statement in connection with the acquisition of the IS&GS Business.

(3)	Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and assistance with transfer pricing documentation and dispositions.

(4)	All other fees relate to the purchase of accounting-related research software.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible with maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services, as necessary, between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit, Audit-Related, Tax and All Other Fees set forth above were pre-approved by one of these means.

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Other Information

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of Leidos common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	12,889,126 shares(1)	8.51%
BlackRock Inc. 55 East 52nd Street, New York, NY 10022	12,699,215 shares(2)	8.40%
FMR LLC 245 Summer Street, Boston, MA 02210	11,024,659 shares(3)	7.29%
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	8,608,339 shares(4)	5.69%

(1)	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 9, 2018 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly owned subsidiaries, reported that it has sole voting power over 105,981 shares, shared voting power over 35,417 shares, sole dispositive power over 12,752,031 shares and shared dispositive power over 137,095 shares.

(2)	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on January 25, 2018 in which BlackRock, Inc., a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 11,782,591 shares and sole dispositive power over 12,699,215 shares.

(3)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 13, 2018 in which FMR LLC, a holding company filing on behalf of itself and various subsidiaries and affiliates and other companies, reported that it has sole voting power over 465,924 shares and sole dispositive power over 11,024,659 shares

(4)	According to a Schedule 13G/A filed with the SEC by Vanguard on February 13, 2018, these shares are held by Vanguard Fiduciary Trust Company as trustee of the Leidos Retirement Plan and as of December 31, 2017, all such shares have been allocated to plan participants. Subject to ERISA, Vanguard votes these shares as directed by the plan participants. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

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Other Information

Stock Ownership of Directors and Officers

The following table sets forth, as of March 12, 2018, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.12% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock	Stock units(1)	Option shares and RSUs(2)	Total shares beneficially owned
Directors
Gregory R. Dahlberg	2,519	—	11,879	14,398
David G. Fubini	9,904	—	44,231	54,135
Miriam E. John	7,412	64,539	53,224	125,175
John P. Jumper	180,687	7,070	70,208	257,965
Frank Kendall III	—	—	6,440	6,440
Harry M. J. Kraemer, Jr.	60,760	105,027	53,224	219,011
Gary S. May	4,782	—	26,032	30,814
Surya N. Mohapatra	9,419	—	11,879	21,298
Lawrence C. Nussdorf	28,072	—	53,224	81,296
Robert S. Shapard	13,904	—	44,231	58,135
Susan M. Stalnecker	—	—	11,879	11,879
Noel B. Williams	9,904	—	44,231	54,135
Named Executive Officers
Roger A. Krone	143,175	1,121	274,637	418,933
James C. Reagan	14,320	33,217	52,784	100,320
Timothy J. Reardon	1,008	—	4,742	5,750
Jonathan W. Scholl	19,688	—	51,472	71,160
Angela L. Heise	802	—	3,775	4,577
Vincent A. Maffeo	72,464	37,041	214,469	323,974
Michael E. Leiter	—	—	—	—
All directors and executive officers as a group (22 persons)	538,211	263,218	906,375	1,707,804

(1)	Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(2)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following March 12, 2018.

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Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Due to an administrative error, one Form 4 for Mr. Krone was filed one day late. Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers and, to our knowledge, beneficial owners of more than 10% of our common stock otherwise complied during fiscal 2017 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Stockholder Proposals for the 2019 Annual Meeting

Any stockholder proposals intended to be presented at the 2019 annual meeting of stockholders must be received by us no later than November 30, 2018 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

Our proxy access bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of common stock for at least three years to submit director nominees for inclusion in our Proxy Statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. To be timely, the notice must be delivered to the Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that the proxy statement for the annual meeting was sent to stockholders. In the event, however, that the annual meeting is not scheduled to be held within a period that begins 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders, then the notice of nomination must be provided by the later of the close of business on the date that is 180 days prior to the annual meeting or the tenth day following the date such annual meeting is first publicly announced or disclosed. Therefore, in connection with the 2019 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between October 31 and November 30, 2018.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later. Therefore, in connection with the 2019 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between January 11, 2019 and February 10, 2019.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

64    |    2018 Proxy Statement

Other Information

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to Leidos Holdings, Inc., 11951 Freedom Drive, Reston, Virginia 20190, Attention: Corporate Secretary or by calling 1-571-526-6000.

By Order of the Board of Directors

Daniel J. Antal

Corporate Secretary

March 27, 2018

2018 Proxy Statement    |    65

    ATTN: STOCK PROGRAMS

    11955 FREEDOM DRIVE

    M/S: FS2-15-1

    RESTON, VA 20190

VOTE BY INTERNET - www.proxyvote.com or scan the barcode above

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Leidos in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Leidos, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION

You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on May 11, 2018 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow Vote Confirmation is available 24 hours after your vote is received beginning April 26, 2018, with the final vote tabulation remaining available through July 11, 2018.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E42873-P05744	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below.

1.	Nominees:		For	Against	Abstain

	1a.	Gregory R. Dahlberg	☐	☐	☐

	1b.	David G. Fubini	☐	☐	☐

	1c.	Miriam E. John	☐	☐	☐

	1d.	Frank Kendall III	☐	☐	☐

	1e.	Harry M.J. Kraemer, Jr.	☐	☐	☐

	1f.	Roger A. Krone	☐	☐	☐

	1g.	Gary S. May	☐	☐	☐

	1h.	Surya N. Mohapatra	☐	☐	☐

	1i.	Lawrence C. Nussdorf	☐	☐	☐

	1j.	Robert S. Shapard	☐	☐	☐

	1k.	Susan M. Stalnecker	☐	☐	☐

	1l.	Noel B. Williams	☐	☐	☐

VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2.		For	Against	Abstain

2.	Approve, by an advisory vote, executive compensation.	☐	☐	☐

VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR proposal 3.		For	Against	Abstain

3.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018.	☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

*ADMISSION TICKET*

Please bring this top half of your proxy card, along with a government issued photo I.D.

in order to gain admission to the meeting.

You can view the Leidos Annual Report on Form 10-K and the proxy materials for the annual meeting on the

Internet at www.proxyvote.com

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E42874-P05754

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders - May 11, 2018

This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jerald S. Howe, Jr. and Daniel J. Antal, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Leidos Holdings, Inc. (the “Company”) to be held at the Company’s office, 11951 Freedom Drive, Reston, Virginia 20190, on Friday, May 11, 2018, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2018 Annual Meeting of Stockholders”), as indicated on the reverse side.

For stockholders who are participants in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the Leidos Retirement Plan at the 2018 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) FOR Proposal 3 and (iv) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the Leidos Retirement Plan will be voted in the same proportion as the shares held in the Leidos Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the Leidos Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on May 10, 2018. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on May 8, 2018.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)